An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion.  Dated _________2020

Sugarmade, Inc.

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

sugarmade.com

750 Royal Oaks Dr., Suite 108, Monrovia, CA 91016

(888) 982-1628

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

0000919175	94-3008888
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of 6,000,000,000 Shares

This is a public offering of up to $6,000,000 in shares of Common Stock of Sugarmade, Inc. at a price between $0.001 to $1.00 to be determined upon qualification.

Our Common Stock currently trades on the OTC Pink market under the symbol “SGMD” and the closing price of our Common Stock on June 24, 2020 was $0.00655.  Our Common Stock currently trades on a sporadic and limited basis.

We are offering our shares without the use of an exclusive placement agent. However, the Company reserves the right to retain one. The proceeds will be disbursed to us and the purchased shares will be disbursed to the investors.  If the offering does not close, for any reason, the proceeds for the offering will be promptly returned to investors without interest.

We expect to commence the sale of the shares within two calendar days of the date on which the Offering Statement of which this Offering Circular is qualified by the Securities Exchange Commission.

See “Risk Factors” to read about factors you should consider before buying shares of Common Stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated _____, 2020

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Sugarmade, Inc.

Our Company

Sugarmade, Inc. (hereinafter referred to as “we’’, ’‘us” or “the/our Company’’) is a publicly-traded company incorporated in the state of Delaware. Our previous legal name was Diversified Opportunities, Inc. Our Company, Sugarmade, Inc. operates much of its business activities through our subsidiary, SWC Group, Inc., a California corporation (“SWC’’). Sugarmade, Inc. was founded in 2010. In 2014, CarryOutSupplies.com was acquired by

Sugarmade, Inc., creating the Company as it is today.

Shares of our common stock are quoted on the OTCQB Venture Market, which is a quotation system for early-stage and developing companies under the trading symbol “SGMD”.  Our corporate website is www.Sugarmade.com.

As of the date of this filing, we are involved in two main business areas including:

1) the supply of products to the quick-service restaurant sub-sector of the restaurant industry, and as an importer of non-medical protection equipment, and,

2) as an operator of the Sacramento, California based Budcars Cannabis Delivery Service (“Budcars”)  Early in 2020, the Company acquired a 40% stake in the Budcars operations and an option to gain a controlling interest.

Our legacy business operation, CarryOutSupplies.com, is a producer and wholesaler of custom printed and generic supplies, servicing more than 2,000 quick-service restaurants (the “Quick Service Restaurant Sector”).  Our products include double poly paper cups for cold beverage; disposable, clear, plastic cold cups, paper coffee cups, yogurt cups, ice cream cups, cup lids, cup sleeves, edible packaging, food containers, soup containers, plastic spoons, and many other similar products for this market sector. CarryOutSupplies.com was founded in 2009.  Our products are viewable on our website: www.CarryOutSupplies.com. We have recently expanded the CarryOutSupplies.com operation to include non-medical protective equipment. Additional information on CarryOutSupplies.com is provided in the “Business” section, beginning on Page 21, of this filing.

We also operate a cannabis delivery service located in Sacramento, California. During early 2020, our Company entered into an agreement to purchase Bud Cars, Inc., a California corporation, which is engaged in the licensed, and legal under California state law, delivery of cannabis, and cannabis containing products.  Under the terms of the acquisition agreement, Sugarmade acquired a 40% stake in the operation and an option to gain a controlling interest in the delivery service. Cannabis is already one of the fastest-growing markets in the U.S.  According to Fortune Business Insights, during 2019, the cannabis market produced approximately $100 billion in U.S sales.  Growth over the next few years is expected to top 32% compounded annually.  The U.S. cannabis segment has clearly been one of the fastest-growing markets within the American economy over the past 50 years.  The California market clearly leads the U.S. market with the legal California market worth at least $13 billion annually with strong growth continuing. Additional information on our delivery service operation is provided in the “Business” section, beginning on Page 21, of this filing.

THE OFFERING

Common Stock we are offering	6,000,000 to 6,000,000,000 shares at $0.001 to $1.0 per share
Common Stock outstanding before this Offering	1,524,999,511 Common Stock, par value $0.001

Use of proceeds	The funds raised per this offering will be utilized to cover the costs of this offering and to provide working capital to obtain government licenses, purchase an extraction facility, and marketing our products. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our Common Stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, although the Company may choose to engage a placement agent at its sole discretion. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in the state of New York. However, in the event that management is unsuccessful in raising the required funds in New York, the Company may file a post qualification amendment to include additional jurisdictions that management has determined to be in the best interest of the Company for the purpose of raising the maximum offer.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH.  Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth.  In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our Common Stock.

Risk Related to our Company and our Business

The report of our independent registered public accounting firm expresses substantial doubt about the Company’s ability to continue as a going concern.

The report of our independent registered public accounting firm expresses substantial doubt about the Company’s ability to continue as a going concern. Our auditors, L&L CPAs, have indicated in their report on the Company’s financial statements for the fiscal year ended June 30, 2019, that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations and substantial decline in our working capital. A “going concern” opinion could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives. Our ability to continue as a going concern will depend upon the availability and terms of future funding, continued growth, improved operating margins and our ability to profitably meet service commitments. If we are unable to achieve these goals, our business would be jeopardized and the Company may not be able to continue. If we ceased operations, it is likely that all of our investors would lose their investment.

We face risks associated with strategic acquisitions.

Our business strategy includes strategically acquisitions of businesses and assets, some of which may be material. We plan to investigate and acquire strategic businesses with the potential to be accretive to earnings, increase our market penetration, brand strength and our market position or enhancement our existing product offerings. There can be no assurance that we will be able to identify or successfully complete transactions with suitable acquisition candidates in the future.

These acquisitions may involve a number of financial, accounting, managerial, operational, legal, compliance and other risks and challenges, including the following, any of which could adversely affect our results of operations:

●	Any acquired business could under-perform relative to our expectations and the price that we paid for it, or not perform in accordance with our anticipated timetable;
●	We may incur or assume significant debt in connection with our acquisitions;
●	Acquisitions could cause our results of operations to differ from our own or the investment community’s expectations in any given period, or over the long term; and
●	Acquisitions could create demands on our management that we may be unable to effectively address, or for which we may incur additional costs.

Additionally, if we were to undertake a substantial acquisition, the acquisition would likely need to be financed in part through additional financing from banks, through possible public offerings or private placements of debt or equity securities or through other arrangements. There can be no assurance that the necessary acquisition financing would be available to us on acceptable terms if and when required.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. We may also unknowingly inherit liabilities from acquired businesses or assets that arise after the acquisition and that are not adequately covered by indemnities. Following any business acquisition, we could experience difficulty in integrating personnel, operations, financial and other systems, and in retaining key employees and customers. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. We may record goodwill and other intangible assets on our consolidated balance sheet in connection with our acquisitions. If we are not able to realize the value of these assets, we may be required to incur charges relating to the impairment of these assets, which could materially impact our financial condition and results of operations.

We may have difficulties integrating acquisitions or identifying new acquisitions.

A major part of our strategy is to grow through acquisition. However, we may be unable to identify and consummate additional acquisitions or may be unable to successfully integrate and manage the product lines or businesses that we have recently acquired or may acquire in the future. In addition, we may be unable to achieve a substantial portion of any anticipated cost savings from acquisitions or other anticipated benefits in the timeframe we anticipate, or at all. Moreover, any acquired product lines or businesses may require a greater than anticipated amount of trade, promotional and capital spending. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies, personnel turnover and the diversion of management’s attention from other business concerns. Any inability by us to integrate and manage any product lines or businesses that we have recently acquired or may acquire in the future in a timely and efficient manner, any inability to achieve a substantial portion of any anticipated cost savings or other anticipated benefits from these acquisitions in the time frame we anticipate or any unanticipated required increases in trade, promotional or capital spending could adversely affect our business, consolidated financial condition, results of operations or liquidity. Moreover, future acquisitions by us could result in our incurring substantial additional indebtedness, being exposed to contingent liabilities or incurring the impairment of goodwill and other intangible assets, all of which could adversely affect our financial condition, results of operations and liquidity.

We may need additional capital in the future, which could dilute the ownership of current shareholders or we may be unable to secure additional funding in the future or to obtain such funding on favorable terms.

Historically, we have raised equity capital, including debt convertible into equity capital, to support and expand our operations. To the extent that we raise additional equity capital, existing shareholders will experience a dilution in the voting power and ownership of their shares of Common Stock, and earnings per share, if any, would be negatively impacted. Our inability to use our equity securities to finance our operations could materially limit our growth. Any borrowings made to finance operations could make us more vulnerable to a downturn in our operating results, a downturn in economic conditions, or increases in interest rates on borrowings that are subject to interest rate fluctuations. The amount and timing of such additional financing needs will vary principally depending on the timing of new product launches, investments and/or acquisitions, and the amount of cash flow from our operations. If our resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain a credit facility. If our cash flow from operations is insufficient to meet any debt service requirements, we could be required to sell additional equity securities, refinance our obligations, or dispose of assets in order to meet debt service requirements. There can be no assurance that any financing will be available to us when needed or will be available on terms acceptable to us. Our failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on our growth prospects and our business, financial condition and results of operations.

Uncertainty of profitability

Our business strategy may result in increased volatility of revenues, loses and/or earnings. As we will only develop a limited number of products at a time, our overall success will depend on a limited number of products, which may cause variability and unsteady profits and losses depending on the products and/or services offered and their market acceptance.

Our revenues and our profitability may be adversely affected by economic conditions and changes in the market for our products. Our business is also subject to general economic risks that could adversely impact the results of operations and financial condition.

Because of the anticipated nature of the products that we offer and attempt to develop, it is difficult to accurately forecast revenues and operating results and these items could fluctuate in the future due to a number of factors. These factors may include, among other things, the following:

·	Our ability to raise sufficient capital to take advantage of opportunities and generate sufficient revenues to cover expenses.
·	Our ability to source strong opportunities with sufficient risk adjusted returns.
·	Our ability to manage our capital and liquidity requirements based on changing market conditions.
·	The amount and timing of operating and other costs and expenses.
·	The nature and extent of competition from other companies that may reduce market share and create pressure on pricing and investment return expectations.

We cannot guarantee that we will succeed in achieving our goals, and our failure to do so would have a material adverse effect on our business, prospects, financial condition and operating results

Some of business initiatives in the hydroponic sector are new and are only in early stages of commercialization. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for our Company is new and evolving, it is difficult to predict with any certainty the size of this market and its growth rate, if any. We cannot guarantee that a market for our Company will develop or that demand for our products will emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, our business, financial condition and operating results would be materially adversely affected.

We have incurred losses since our inception, have yet to achieve profitable operations and anticipate that we will continue to incur losses for the foreseeable future.

Even if we obtain more customers or increase sales to our existing customers, there is no guarantee we will be able to generate a profit. Because we are a small company and have limited capital, we must limit our products and services. Because we will be limiting our marketing activities, we may not be able to attract enough customers to buy our products to operate profitably. Further, we are subject to raw material pricing which can erode the profitability of our products and put additional negative pressure on profitability. If we cannot operate profitably, we may have to suspend or cease operations.

For the fiscal year ended June 30, 2019 we incurred an operating loss of $4,915,077. For the fiscal year ended June 30, 2018, we incurred an operating loss of $1,241,947. At June 30, 2019 we had an accumulated deficit of $47,088,950. Although we have generated substantial revenues, they are insufficient to make the Company profitable. We plan to increase our expenses associated with the development of our business. There is no assurance we will be able to derive revenues from the development of our business to successfully achieve positive cash flow or that our business will be successful. If we achieve profitability, we may be unable to sustain or increase profits on a quarterly or annual basis.

We do not have sufficient cash on hand.

As of March 31, 2020, we had $7,510 cash on hand. These cash resources are not sufficient for us to execute our business plan. If we do not generate sufficient cash from our intended financing activities and sales, we will be unable to continue our operations. We estimate that within the next 12 months we will need at least $5,000,000 in cash from either investors or operations. While we intend to engage in several equity or debt financings, there is no assurance that these will actually occur. Nor can we assure our shareholders that we will not be required to obtain additional financing on terms that are dilutive of their interests. You should recognize that if we are unable to generate sufficient revenues or obtain debt or equity financing, we will not be able to earn profits and may not be able to continue operations.

The success of our new and existing products and services is uncertain.

We expect to continue to commit significant resources and capital to develop and market existing and new products, services and enhancements. These products and services are relatively untested, and there is no assurance that we will achieve market acceptance for these products and services, or other new products and services that we may offer in the future. Moreover, these and other new products and services may face significant competition with new and existing competitors. In addition, new products, services and enhancements may pose a variety of technical challenges and require us to attract additional qualified employees. The failure to successfully develop and market these new products, services or enhancements could seriously harm our business, financial condition and results of operations. In addition, we are subject to raw material pricing which can erode the profitability of our products and put additional negative pressure on profitability. Moreover, if we fail to accurately project demand for our new or existing products, we may encounter problems of overproduction or underproduction which would materially and adversely affect our business, financial condition and results of operations, as well as damage our reputation and brand.

Third-party suppliers could fail to fulfill our orders for parts used to assemble our products, which would disrupt our business, increase our costs, harm our reputation, and potentially cause us to lose our market.

We depend on international third-party suppliers, including in The People’s Republic of China, for materials used to assemble our products. Changing federal tariffs could adversely affect our international third-party suppliers. We cannot predict the nature of any future tariffs, laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our suppliers and our business. These suppliers could increase prices to us, fail to produce products to our specifications or in a workmanlike manner and may not deliver the material or products on a timely basis. Our suppliers may also have to obtain inventories of the necessary parts and tools for production. Any change in our suppliers’ approach to tariffs or resolving production issues could disrupt our ability to fulfill orders and could also disrupt our business due to delays in finding new suppliers, providing specifications and testing initial production. Such disruptions in our business and/or delays in fulfilling orders would materially and adversely affect our business, financial condition and results of operations, as well as damage our reputation and brand.

Even if we expand our customer base, there is no assurance that we will continue to make a profit.

Our revenue growth has been derived from the sale of our products. Our success and the planned growth and expansion of our business depend on us achieving greater and broader acceptance of our products and expanding our customer base. There can be no assurance that customers will purchase our products or that we will continue to expand our customer base. If we are unable to effectively market or expand our product offerings, we will be unable to grow and expand our business or implement our business strategy. Even if we obtain more customers, there is no guarantee that we will be able to continue to generate a profit. Because we have limited capital, we may be required to limit our products and services. Because we will be limiting our marketing activities, we may not be able to attract enough customers to buy our products to operate profitably. If we cannot market our new and existing products and services profitably, we may have to limit or suspend or cease operations.

Even if we are able to expand our business operations, we may be unable to successfully manage our future growth.

If we are able to continue expanding our operations, we may experience periods of rapid growth that will require additional resources. Any such growth could place increased strain on our management, operational, financial and other resources, and we will need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals. In addition, we will need to expand the scope of our infrastructure and develop further physical resources. Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with the business objectives could have a material adverse effect on our business and results of operations.

Our inability to effectively manage our growth could harm our business and materially and adversely affect our operating results and financial condition.

Our strategy envisions growing our business. We plan to expand our product, sales, administrative and marketing operations. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources. We also will need to hire, train, supervise, and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention.

If we do not successfully generate additional products and services, or if such products and services are developed but not successfully commercialized, we could lose revenue opportunities.

Our future success depends, in part, on our ability to expand our product and service offerings. To that end we have engaged in the process of identifying new product opportunities to provide additional products and related services to our customers. The processes of identifying and commercializing new products is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging trends, our business could be harmed. We have already and may have to continue to commit significant resources to commercializing new products before knowing whether our investments will result in products the market will accept. Furthermore, we may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. This could result in competitors providing those solutions before we do and a reduction in net sales and earnings.

The success of new products depends on several factors, including proper new product definition, timely completion, and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products. There can be no assurance that we will successfully identify additional new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive.

If we are not able to raise enough funds through the Investment Agreement or other sources, we may not be able to successfully develop and market our products and our business may fail.

We do not have any commitments for financing other than the Investment Agreement, and we will need additional financing to meet our obligations and to continue our business. Although we plan to raise funds through the Investment Agreement, due to the conditions of the Investment Agreement we cannot guarantee that we will be able to raise money through the use of the Investment Agreement or that we will be able to utilize the full Investment Agreement.

Our business may suffer if we are unable to attract or retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of Management, as well as other personnel. We have a small management team, and the loss of a key individual or our inability to attract suitably qualified replacements or additional staff could adversely affect our business. Our success also depends on the ability of Management to form and maintain key commercial relationships within the marketplace. No assurance can be given that key personnel will continue their association or employment with us or that replacement personnel with comparable skills will be found. If we are unable to attract and retain key personnel and additional employees, our business may be adversely affected. We do not maintain key-man life insurance on any of our executive employees.

The loss of key Management personnel could adversely affect our business

We depend on the continued services of our executive officers and senior management team as they work closely with independent associate leaders and are responsible for our day-to-day operations. Our success depends in part on our ability to retain our executive officers, to compensate our executive officers at attractive levels, and to continue to attract additional qualified individuals to our management team. Although we have entered into employment agreements with our senior management team, and do not believe that any of them are planning to leave or retire in the near term, we cannot assure you that our senior managers will remain with us. The loss or limitation of the services of any of our executive officers or members of our senior management team, or the inability to attract additional qualified management personnel, could have a material adverse effect on our business, financial condition, results of operations, or independent associate relations.

The lack of available and cost-effective directors and officer’s insurance coverage in our industry may cause us to be unable to attract and retain qualified executives, and this may result in our inability to further develop our business

Our business depends on attracting independent directors, executives and senior management to advance our business plans. We currently do not have directors and officer’s insurance to protect our directors, officers and the company against to possible third-party claims. This is due to the significant lack availability of such policies in the cannabis industry at reasonably competitive prices. As a result, the Company and our executive directors and officers are susceptible to liability claims arising by third parties, and as a result, we may be unable to attract and retain qualified independent directors and executive management causing the development of our business plans to be impeded as a result.

If we fail to maintain satisfactory relationships with our larger customers, our business may be harmed.

We do not have and are unlikely to enter into long-term fixed quantity supply agreements with our customers. Due to competition or other factors, we could lose future business from our customers, either partially or completely. The future loss of one or more of our significant customers or a substantial future reduction of orders by any of our significant customers could harm our business and results of operations. Moreover, our customers may vary their order levels significantly from period to period and customers may not continue to place orders with us in the future at the same levels as in prior periods. In the event that in the future we lose any of our larger customers, we may not be able to replace that revenue source. This could harm our financial results.

Management of growth will be necessary for us to be competitive

Successful expansion of our business will depend on our ability to effectively attract and manage staff, strategic business relationships, and shareholders. Specifically, we will need to hire skilled management and technical personnel as well as manage partnerships to navigate shifts in the general economic environment. Expansion has the potential to place significant strains on financial, management, and operational resources, yet failure to expand will inhibit our profitability goals.

We import many of our products from Asian counties, including the People’s Republic of China. Disruptions or a change in the tariff situation may negatively affect our business

Many of the products we market are manufactured in Asian countries and are then imported to our facilities in the United States and ultimately sold to our customers. There can be no assurance of the reliability of such channels and disruption would likely have a significant impact on our business operations, our ability to retain customers and on our ability to generate profits. A significant change in trade tariffs could also negatively affect our business operations.

 If product liability lawsuits are successfully brought against us, we will incur substantial liabilities.

From time to time, we may receive complaints from customers regarding our goods and services. We may become subject to product liability lawsuits from customers alleging injury because of a purported defect in our products or services, claiming substantial damages and demanding payments from us. Liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. We may be in the chain of ownership when we supply or distributes products, and therefore is subject to the risk of being held legally responsible for such products. Given the nature of these products (including their relation to cannabis or for other reasons), these claims may not be subject to insurance coverage or covered by insurance policies. Any resulting litigation, regardless of the merits or eventual outcome, could decrease demand for our products, result in product recalls or withdrawals, be costly, divert management attention, result in increased costs of doing business, or otherwise have a material adverse effect on our business, results of operations, and financial condition. Any litigation or even negative publicity generated as a result of customer frustration or disagreement with the products or services could damage our reputation and diminish the value of our brand name, which could have a material adverse effect on our business, results of operations, and financial condition.

We cannot guarantee that we will succeed in achieving our goals, and our failure to do so would have a material adverse effect on our business, prospects, financial condition and operating results

Some of business initiatives in the hydroponic sector are new and are only in early stages of commercialization. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for our Company is new and evolving, it is difficult to predict with any certainty the size of this market and its growth rate, if any. We cannot guarantee that a market for our Company will develop or that demand for our products will emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, our business, financial condition and operating results would be materially adversely affected.

RISKS OF GOVERNMENT ACTION AND REGULATORY UNCERTAINTY

The Farm Bill recently passed, and undeveloped shared state-federal regulations over hemp cultivation and production may impact our business.

The Farm Bill was signed into law on December 20, 2018. Under Section 10113 of the Farm Bill, state departments of agriculture must consult with the state’s governor and chief law enforcement officer to devise a plan that must be submitted to the Secretary of USDA. A state’s plan to license and regulate hemp can only commence once the Secretary of USDA approves that state’s plan. In states opting not to devise a hemp regulatory program, USDA will need to construct a regulatory program under which hemp cultivators in those states must apply for licenses and comply with a federally-run program. The details and scopes of each state’s plans are not known at this time and may contain varying regulations that may impact our business. Even if a state creates a plan in conjunction with its governor and chief law enforcement officer, the Secretary of the USDA must approve it. There can be no guarantee that any state plan will be approved. Review times may be extensive. There may be amendments and the ultimate plans, if approved by states and the USDA, may materially limit our business depending upon the scope of the regulations.

Laws and regulations affecting our industry to be developed under the Farm Bill are in development

As a result of the Farm Bill’s recent passage, there will be a constant evolution of laws and regulations affecting the hemp industry could detrimentally affect our operations. Local, state and federal hemp laws and regulations may be broad in scope and subject to changing interpretations. These changes may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan. Furthermore, violations of these laws, or alleged violations, could disrupt our business and result in a material adverse effect on our operations. In addition, we cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be directly applicable to our business.

U.S. Federal and foreign regulation and enforcement may adversely affect the implementation of cannabis laws and regulations and may negatively impact our revenue, or we may be found to be violating the Controlled Substances Act or other U.S. federal, state, or foreign laws.

Even though we do not cultivate, process, market or distribute cannabis or any products that contain cannabis, some of our customers do engage in such activities. Cannabis, as not strictly defined in the 2018 Farm Bill, is a Schedule-I controlled substance and is illegal under federal law. Even in those states where the use of cannabis, as not strictly defined in the 2018 Farm Bill, has been legalized, its use remains a violation of federal law. A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice defines Schedule 1 controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.”

At present, numerous states and the District of Columbia allow their citizens to use medical cannabis. Additionally, many states have approved legalization of cannabis, as not strictly defined in the 2018 Farm Bill, for adult recreational use. The laws of these states relative to cannabis as not strictly defined in the 2018 Farm Bill, are in conflict with the Federal Controlled Substances Act, which makes cannabis, as not strictly defined in the 2018 Farm Bill, use and possession illegal on a national level. If the federal government decides to enforce the Controlled Substances Act with respect to cannabis, as not strictly defined in the 2018 Farm Bill, persons that are charged with distributing, possessing with intent to distribute, or growing cannabis, as not strictly defined in the 2018 Farm Bill, could be subject to fines and imprisonment. Any such change in the federal government’s enforcement of current federal laws will cause significant financial damage to us.

The approach to the enforcement of cannabis laws may be subject to change, which creates uncertainty for our business.

As a result of the conflicting views between state legislatures and the federal government regarding cannabis, as not strictly defined in the 2018 Farm Bill, investments in, and the operations of, cannabis businesses in the U.S. are subject to inconsistent laws and regulations. Laws and regulations affecting the cannabis industry are constantly changing, which could detrimentally affect our operations. Local, state and federal cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. It is also possible that regulations may be enacted in the future that will be directly applicable to our business. These ever-changing regulations could even affect federal tax policies that may make it difficult to claim tax deductions on our returns. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

RISKS ASSOCIATED WITH BANK AND INSURANCE LAWS AND REGULATIONS

We and our customers may have difficulty accessing the service of banks, which may make it difficult to sell our products and services and manage our cashflows.

Since the commerce in cannabis, as not strictly defined in the 2018 Farm Bill, is illegal under federal law, federally most chartered banks will not accept for deposit funds from businesses involved with cannabis. Consequently, businesses involved in the cannabis industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for our customers to operate. There does appears to be recent movement to allow state-chartered banks and credit unions to provide banking to the industry, but as of the date of this report there are only nominal entities that have been formed that offer these services. Further, in a February 6, 2018, Forbes article, United States Secretary of the Treasury, Steven Munchin, is reported to have testified that his department is “reviewing the existing guidance.” But he clarified that he doesn’t want to rescind it without having an alternate policy in place to address public safety concerns.

Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statute and the U.S. Bank Secrecy Act. Despite guidance from the U.S. Department of the Treasury suggesting it may be possible for financial institutions to provide services to cannabis-related businesses consistent with their obligations under the Bank Secrecy Act, banks remain hesitant to offer banking services to cannabis-related businesses. Consequently, those businesses involved in the cannabis industry continue to encounter difficulty establishing banking relationships. Our inability to maintain our current bank accounts would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges and could result in our inability to implement our business plan. Similarly, many of our customers are directly involved in cannabis sales and further restriction to their ability to access banking services may make it difficult for them to purchase our products, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to certain federal regulations relating to cash reporting.

The Bank Secrecy Act, enforced by FinCEN, requires us to report currency transactions in excess of $10,000, including identification of the customer by name and social security number, to the IRS. This regulation also requires us to report certain suspicious activity, including any transaction that exceeds $5,000 that we know, suspect or have reason to believe involves funds from illegal activity or is designed to evade federal regulations or reporting requirements and to verify sources of funds. Substantial penalties can be imposed against us if we fail to comply with this regulation. If we fail to comply with these laws and regulations, the imposition of a substantial penalty could have a material adverse effect on our business, financial condition and results of operations.

Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability

Insurance that is otherwise readily available, such as general liability, and directors and officer’s insurance, is more difficult for us to find, and more expensive, because we are service providers to companies in the cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

RISK ASSOCIATED WITH OUR INDUSTRY

Our business and financial performance may be adversely affected by downturns in the target markets that we serve or reduced demand for the types of products we sell.

Demand for our products is often affected by general economic conditions as well as product-use trends in our target markets. These changes may result in decreased demand for our products. The occurrence of these conditions is beyond our ability to control and, when they occur, they may have a significant impact on our sales and results of operations. The inability or unwillingness of our customers to pay a premium for our products due to general economic conditions or a downturn in the economy may have a significant adverse impact on our sales and results of operations.

Changes within the cannabis industry may adversely affect our financial performance.

Changes in the identity, ownership structure and strategic goals of our competitors and the emergence of new competitors in our target markets may harm our financial performance. New competitors may include foreign-based companies and commodity-based domestic producers who could enter our specialty markets if they are unable to compete in their traditional markets. The paper industry has also experienced consolidation of producers and distribution channels. Further consolidation could unite other producers with distribution channels through which we intend to sell our products, thereby limiting access to our target markets.

We are subject to certain tax risks and treatments that could negatively impact our results of operations.

Section 280E of the Internal Revenue Code, as amended, prohibits businesses from deducting certain expenses associated with trafficking-controlled substances (within the meaning of Schedule I and II of the Controlled Substances Act). The IRS has invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly, and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses.

The Company’s industry is highly competitive, and we have less capital and resources than many of our competitors which may give them and advantage in developing and marketing products similar to ours or make our products obsolete.

We are involved in a highly competitive industry where we may compete with numerous other companies who offer alternative methods or approaches, who may have far greater resources, more experience, and personnel perhaps more qualified than we do. Such resources may give our competitors an advantage in developing and marketing products similar to ours or products that make our products less desirable to consumers or obsolete. There can be no assurance that we will be able to successfully compete against these other entities.

We may be unable to respond to the rapid technological change in the industry and such change may increase costs and competition that may adversely affect our business

Rapidly changing technologies, frequent new product and service introductions and evolving industry standards characterize our market. The continued growth of the Internet and intense competition in our industry exacerbates these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our products. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of our products. In addition, any new enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our products and services or infrastructures to adapt to these changes.

We also expect that new competitors may introduce products or services that are directly or indirectly competitive with us. These competitors may succeed in developing, products and services that have greater functionality or are less costly than our products and services and may be more successful in marketing such products and services. Technological changes have lowered the cost of operating communications and computer systems and purchasing software. These changes reduce our cost of selling products and providing services, but also facilitate increased competition by reducing competitors’ costs in providing similar products and services. This competition could increase price competition and reduce anticipated profit margins.

RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR EQUITY SECURITIES

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;
●	our ability to execute our business plan;
●	operating results below expectations;
●	our issuance of additional securities, including debt or equity or a combination thereof;
●	announcements of technological innovations or new products by us or our competitors;
●	loss of any strategic relationship;
●	industry developments, including, without limitation, changes in healthcare policies or practices;
●	economic and other external factors;
●	period-to-period fluctuations in our financial results; and
●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 1,990,000,000 shares of Common Stock. We have issued and outstanding, as of the date of this prospectus, 1,524,999,511 shares of Common Stock. Our board may generally issue shares of Common Stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of Common Stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the Delaware General Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our Common Stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933 holders of restricted shares, may avail themselves of certain exemption from registration is the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registered the restricted stock. Currently, the Company has no plans of filing a registration statement with the Commission.

Securities analysts may elect not to report on our Common Stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our Common Stock, and securities analysts may not elect not to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our Common Stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our Common Stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if the Common Stock price appreciates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;
●	our business’ financing plans and the availability of capital;
●	potential growth opportunities available to our business;
●	the risks associated with potential acquisitions by us;
●	the recruitment and retention of our officers and employees;
●	our expected levels of compensation;
●	the effects of competition on our business; and
●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $23,500. Management prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised ($1,500,000), 50% of the Maximum Offering proceeds raised ($3,000,000), 75% of the Maximum Offering proceeds raised ($4.500.000) and the Maximum Offering proceeds raised of ($6,000,000) through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

The Company intends to use the proceeds from this offering as follows:

	If 25% of the Offering is Raised	If 50% of the Offering is Raised	If 75% of the Offering is Raised	If 100% of the Offering is Raised
Net Proceeds	$1,476,500	2,976,500	4,476,500	$5,976,500
Acquisition of Real Estate and Cannabis Licenses	$428,572	$857,143	$1,284,715	$1,714,286
Capital Expenditures	$642,857	$1,285,714	$1,928,571	$2,571,429
Working Capital	$405,071	$833,643	$1,263,214	$1,690,785

DIVIDEND POLICY

We have not declared or paid any dividends on our Common Stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DILUTION

Purchasers of our Common Stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Common Stock and the net tangible book value per share immediately after this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $0.001 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of May 31, 2020 and the balance sheet as of March 31, 2020.

	25%	50.0%	75%	100%
Net Value	($4,114,420.00)	($2,614,420.00)	($1,114,420.00)	$385,580.00
# Total Shares	2,809,016,366	4,309,016,366	5,809,016,366	7,309,016,366
Net Book Value Per Share	-$0.0015	-$0.0006	-$0.0002	$0.0001
Increase in NBV/Share	$0.0028	$0.0037	$0.0041	$0.0043
Dilution to new shareholders	$0.0025	$0.0016	$0.0012	$0.0009
Percentage Dilution to New	246.47%	160.67%	119.18%	94.72%

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $1.00 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of May 31, 2020 and the balance sheet as of March 31, 2020.

	25%	50.0%	75%	100%
Net Value	($4,114,420.00)	($2,614,420.00)	($1,114,420.00)	$385,580.00
# Total Shares	1,310,516,366	1,312,016,366	1,313,516,366	1,315,016,366
Net Book Value Per Share	-$0.0031	-$0.0020	-$0.0008	$0.0003
Increase in NBV/Share	$0.0011	$0.0023	$0.0034	$0.0046
Dilution to new shareholders	$1.00	$1.00	$1.00	$1.00
Percentage Dilution to New	100.31%	100.20%	100.08%	99.97%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

Discussions with respect to our Company’s operations included herein refer to our operating subsidiary, SWC. As of the date of this filing, we had no other operations other than those of SWC.

Results of Operations

The following table sets forth the results of our operations for the nine months ended March 31, 2020 and 2019.

	For the nine months ended
	March 31,
	2020	2019

Net Sales	1,891,140	3,459,511
Cost of Goods Sold:	1,181,081	2,528,680
Gross profit	710,059	930,831
Operating Expenses	9,290,184	5,371,662
Loss From Operations	(8,580,125)	(4,440,831)
Other non-operating Income (Expense):	(3,333,061)	(5,611,756)
Net Income (Loss)	(11,913,186)	(10,052,587)

Revenues

For the nine months ended March 31, 2020 and 2019, revenues were $1,891,140 and $3,459,511, respectively. The decrease was primarily due to business loss within the stick supply industry.

Cost of goods sold

For the nine months ended March 31, 2020 and 2019, costs of goods sold were $1,181,081 and $2,528,680 respectively. The decrease was primarily due to the business loss within the stick supply industry.

Gross profit

For the nine months ended March 31, 2020 and 2019, gross profit was $710,059 and $930,831, respectively. The decrease was primarily due to the business loss within the stick supply industry.

Operating expenses

For the nine months ended March 31, 2020 and 2019, operating expenses were $9,290,184 and $5,371,662, respectively. The increase was due to the increase of employee stock compensation.

Other non-operating income (expense)

The Company had total other non-operating expense of $3,333,061 and $5,611,756 for the nine months ended March 31, 2020 and 2019, respectively. The decrease in non-operating income is related to the accounting for derivative liabilities.

Net income (loss)

Net loss totaled $11,913,186 for the nine months ended March 31, 2020, compared to a net loss totaling $10,052,587 for the nine-month ended March 31, 2019. The increase was mainly due to the increase of employee stock compensation.

 Liquidity and Capital Resources

We have primarily financed our operations through the sale of unregistered equity and convertible notes payable. As of March 31, 2020, our Company had cash balance of $7,510, current assets totaling $2,268,534 and total assets of $4,724,003. We had current and total liabilities totaling $10,028,019 and $10,315,923, respectively. Stockholders’ equity reflected a deficiency of $59,002,136.

The following is a summary of cash provided by or used in each of the indicated types of activities during the nine months ended March 31, 2020 and 2019:

	2020	2019
Cash (used in) provided by:
Operating activities	$(2,509,063)	$(1,504,097)
Investing activities	(700,000)	(297,154)
Financing activities	3,182,202	1,793,046

Net cash (used in) provided by operating activities was $(2,509,063) for the nine months ended March 31, 2020, and $(1,504,097) for the nine months ended March 31, 2019.

There were $(700,000) and $(297,154) used in investing activities during the nine months ended March 31, 2020 and 2019, respectively.

Net cash (used in) provided by financing activities was $3,182,202 for the nine months ended nine months ended March 31, 2020 and $1,793,046 for the nine months ended March 31, 2019.

Our capital requirements going forward will consist of financing our operations until we are able to reach a level of revenues and gross margins adequate to equal or exceed our ongoing operating expenses. Other than the notes payable discussed above, borrowings from our bank and the production credit facility with our suppliers, we do not have any credit agreement or source of liquidity immediately available to us.

Given estimates of our Company’s future operating results and our credit arrangements with our suppliers, we are currently forecasting that we will need to secure additional financing to obtain adequate financial resources to reach profitability. As of the date of this report, we estimate that the cash necessary to implement our current business plan for the next twelve months is approximately $2,000,000.

Based on our need to raise additional funds to implement our business plans for the next twelve months, we have included a discussion concerning the presentation of our financial statements on a going concern basis in the notes to our financial statements and our independent public accountants have included a similar discussion in their opinion on our financial statements through June 30, 2019. We will be required in the near future to issue debt or sell our Company’s equity securities in order to raise additional cash, although there are no firm arrangements in place for any such financing at this time. We cannot provide any assurances as to whether we will be able to secure the necessary financing, or the terms of any such financing transaction if one were to occur. The failure to secure such financing could severely curtail our plans for future growth or in more severe scenarios, the continued operations of our Company.

Capital Expenditures

Our current plans do not call for our Company to expend significant amounts for capital expenditures for the foreseeable future beyond relatively insignificant expenditures for office furniture and information technology related equipment as we add employees to our Company. We are however continually evaluating the production processes of our third party contract manufacturers to determine if there are investments we could make in their processes to achieve manufacturing improvements and significant cost savings. Any such desired investments would require additional cash above our current forecast requirements.

Critical Accounting Policies Involving Management Estimates and Assumptions

Please see the notes to our financial statements.

Related Party Transactions

On January 23, 2013, the Company entered into a promissory note with its former employee who owns less than 5% of the Company’s stock. The original principal amount was $40,000 and the note bore no interest. The note was payable upon demand. As of March 31, 2020 and June 30, 2019, this note had a balance of $15,427.

On January 14, 2015, the Company entered into a promissory note with Richard Ko (an employee of the Company, who owns less than 5% of the Company’s stock). The principle amount was $30,000 and the note bore no interest. The note had a term of one (1) year and was due on January 14, 2016, and became payable upon demand after January 14, 2016. As of March 31, 2020 and June 30, 2019, this note had a balance of $0 and $20,000, respectively.

As of March 31, 2020 and June 30, 2019, the Company had an outstanding balance of notes payable due to related parties of $15,427 and $38,000, respectively.

On July 7, 2016, SWC received a loan in total amount of $30,000 from an employee. During the three months ended December 31, 2019, SWC received additional loan in total amount of 105,000 from a related party. The amount of the loan bear no interest and due on demand. During the three months ended March 31, 2020, the Company repaid $55,000 to the related party. As of March 31, 2020 and June 30, 2019, the balance of the loan due to related party was $50,000 and $30,000, respectively.

Going Concern

The Company sustained continued operating losses during the nine months ended March 31, 2020 and for the fiscal year ended June 30, 2019.. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Management is endeavoring to increase revenue-generating operations. While priority is on generating cash from operations through the sale of the Company’s products, management is also seeking to raise additional working capital through various financing sources, including the sale of the Company’s equity and/or debt securities, which may not be available on commercially reasonable terms if at all. If such financing is not available on satisfactory terms, we may be unable to continue our business as desired and our operating results will be adversely affected. In addition, any financing arrangement may have potentially adverse effects on us and/or our stockholders. Debt financing (if available and undertaken) will increase expenses, must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced, and the new equity securities may have rights, preferences or privileges senior to those of the current holders of our common stock.

Unregistered Sales of Equity Securities and Use of Proceeds

During the three months ended March 31, 2020, the Company issued/cancelled shares as followings:

∙	128,525,706 shares of common stock upon conversion of convertible notes of $298,756
∙	Cancelled 750,001 shares of series B preferred stock for termination of acquisition of BZRTH in total fair value of $10,725,014
∙	Cancelled 448,873,817 shares of common stock for termination of acquisition of BZRTH in total fair value of $21,558,896
∙	Issued 33,542,865 shares of common stock for cash of $191,457

Subsequent to March 31, 2020, the Company issued shares as followings:

∙	192,991,594 shares of common stock upon conversion of multiple convertible notes in total of $181,049
∙	Issued 25,895,621 shares of common stock for cash of $55,000

All of the aforementioned securities were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 thereunder.

Critical Accounting Policies and Estimates

Our financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our financial statements included in our June 30, 2019 Form 10-K. While all of these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our results of operations, financial position or liquidity for the periods presented in this report.

We recognize revenue on arrangements in accordance with FASB ASC No. 605, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Use of estimates

The preparation of the unaudited financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the year ended June 30, 2019 and the nine months ended March 31, 2020 include the useful lives of website development cost, beneficial conversion of convertible notes payable, the valuation of derivative liabilities and the valuation of stock-based compensation.

Revenue recognition

The Company follows ASC 605-10 “Revenue Recognition” and recognizes revenue when all the conditions for revenue recognition are met:(i) persuasive evidence of an arrangement exists, (ii) collection of the fee is probable, (iii) the sales price is fixed and determinable and (iv) services have been rendered.

The Company reports its revenue at gross amounts in accordance with ASC 605-45 “Principal Agent Considerations” because it is responsible for fulfillment of the service, has substantial latitude in setting price, assumes the credit risk and it is responsible for the payment of all obligations incurred for legal and debt collection fees. The Company bears the credit risks if it does not collect the settlement fees and will be responsible to pay for fees including, but not limited to, court filing fees, collection fees, travel costs, deposition reporter, video, and transcript fees, expert fees and expenses, investigation costs, messenger and process service fees, computer-assisted legal research fees, document duplication and/or imaging expenses, electronic-data vendor fees, and any fees or costs that a court may order to pay to a party or third party.

Derivative Liabilities

The Company follows the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging - Contracts in an Entity’s Own Stock”, for the embedded conversion options that were accounted for as derivative liabilities at the date of issuance and adjusted to fair value through earnings at each reporting date. In accordance with ASC 815, the Company has bifurcated the conversion feature of the convertible Debentures, along with any free-standing derivative instruments and recorded derivative liabilities on their issuance date. The Company uses the Black-Scholes model to value the derivative liabilities.

BUSINESS

This Prospectus includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Prospectus, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Company Overview

Sugarmade, Inc. (hereinafter referred to as “we’’, “us” or “the/our Company’’) is a publicly-traded company incorporated in the state of Delaware.  Our previous legal name was Diversified Opportunities, Inc.  Our Company operates much of its business activities through our subsidiary, SWC Group, Inc., a California corporation (“SWC’’).

Shares of our common stock are quoted on the OTCQB Venture Market, which is a quotation system for early-stage and developing companies under the trading symbol “SGMD”.

Our corporate website is www.Sugarmade.com.

Sugarmade, Inc. was founded in 2010. In 2014, CarryOutSupplies.com was acquired by Sugarmade, Inc., creating the Company as it is today. As of the date of this filing, we are involved in two main business areas including:

1) the supply of products to the quick-service restaurant sub-sector of the restaurant industry, and, as an importer and distributor of non-medical protection equipment, and

2) as an operator of the Sacramento, California based Budcars Cannabis Delivery Service (“Budcars”) Early in 2020, the Company acquired a 40% stake in the Budcars operations and an option to gain a controlling interest.

Our CarryOutSupplies.com Operation

Our legacy business operation, CarryOutSupplies.com, is a producer and wholesaler of custom printed and generic supplies, servicing more than 2,000 quick-service restaurants (the “Quick Service Restaurant Sector”).  Our products include double poly paper cups for cold beverage; disposable, clear, plastic cold cups, paper coffee cups, yogurt cups, ice cream cups, cup lids, cup sleeves, edible packaging, food containers, soup containers, plastic spoons, and many other similar products for this market sector. CarryOutSupplies.com was founded in 2009.  Our products are viewable on our website: www.CarryOutSupplies.com.

We believe we occupy a defensible space within the Quick Service Restaurant Sector by way of our significant experience in serving this customer base, our knowledge of the industry fundamentals, and our significant experience in Asia factory sourcing and the importation of goods from Asian factories.  Our niche within the market pertains to serving the many quick-service restaurants that wish to acquire custom printed products, such as those embossed with logos, but the minimum order size for such customization had been cost-prohibitive. With that in mind, CarryOutSupplies.com was founded to provide products to this underserved section of the market. Since that time, the Company has become a key supplier to more than 2,000 establishments, particularly within the frozen dessert segment.

The business of supplying such products to the quick-service restaurant sector remains highly competitive. Over the past few years, operating margins have compressed as a result of increased competition, the emergence of relatively inexpensive digital printing processes, and the larger printing and paper product manufacturers lowering minimum order quantities. Sugarmade expects the sector to remain highly competitive and is responding to the industry changes by realigning staff, eliminating less profitable products, and introducing new product areas. Please reference “Risk Factors” beginning on Page 3, for further information and an outline of the risks associated with this business operation.

Expansion Into Non-Medical Protective Equipment.

The CarryOutSupplies operation has recently expanded its product offerings to include consumable sanitary supplies, such as non-medical gloves, non-medical facemasks, face shields and other non-medical protective equipment. We believe our significant experience in sourcing products from Asian factories and the importation of goods from Asia makes us well-equipped to operate within the marketplace for non-medical, consumable, protective equipment.  Recent worldwide pandemic issues cause us to believe this market sector will continue to grow for the foreseeable future.

We plan to continue our business pursuits relative to our CarryOutSuppies.com business, and have significantly restructured the operations over the past year.  We plan to continue to modify our strategies and product lines to remain competitive in these niche market sectors. Please reference “Risk Factors” beginning on Page 3, for further information and an outline of the risks associated with this business operation.

BudCars Cannabis Delivery Service

During early 2020, our Company entered into an agreement to purchase Bud Cars, Inc., a California corporation, which is engaged in the licensed, and legal under California state law, delivery of cannabis, and cannabis containing products.  Under the terms of the acquisition agreement, Sugarmade acquired a 40% stake in the operation and an option to gain a controlling interest in the delivery service.

Cannabis is already one of the fastest-growing markets in the U.S.  According to Fortune Business Insights, during 2019, the cannabis market produced approximately $100 billion in U.S sales.  Growth over the next few years is expected to top 32% compounded annually.  The U.S. cannabis segment has clearly been one of the fastest-growing markets within the American economy over the past 50 years.  The California market clearly leads the U.S. market with the legal California market worth at least $13 billion annually with strong growth continuing.  The illegal market is likely even larger.

As the market shifts from the black to white markets, the legal providers are expected to further benefit.  We urge investors to consider this trend in their investment decisions.  One of the primary reasons many legal providers across several states have developed business issues is flawed state government policies that have allowed illegal operators to continue in business at the expense of the licensed and heavily taxed industry.

According to BDS Analytics and Arcview Market Research, two firms that closely monitor the cannabis marketplace, California’s total cannabis market is expected to produce about $12.8 billion this year, with $8.7 billion going to illicit operators and $3.1 billion to the state-authorized market.

The white market/black market balance is now for the first time beginning to shift as authorities crack down on unlicensed business.  This is beginning to benefit legal operators.  For example, California regulators and law enforcement agencies have recently announced hundreds of enforcement actions across California seizing millions of dollars of black market cannabis products. We believe this trend toward enforcement against illegal operators will directly benefit companies such as Sugaramde’s BudCars cannabis delivery service.

The outbreak of COVID-19, new social unrest in the United States, and the general movement toward retail home delivery have resulted in radical shifts in the cannabis marketplace.  As a result, the general market for delivery services is growing rapidly.

Under the terms of the acquisition agreement, the Company is to pay Indigo Dye Group Corp., the owners of Budcars $700,000, and in turn received an option to acquire an additional 30%, which upon exercise will provide a controlling stake in the operation for the Company.  The $700,000 investment is to be exclusively utilized for business expansion and operational purposes with zero funds used as consideration for the share purchase to the owners of BudCars or Indigo. Sugarmade plans to apply its operational expertise to enhance the business operations of Budcars, including geographic delivery expansion.

The specific terms of the agreement included the following:

1.                   Seven Hundred Thousand Dollars ($700,000) into Indigo for inventory, equipment, and marketing expenses.

2.                   Sugarmade will make the Investment in twelve monthly equal installments of $58,333 with the acceleration of the payment schedule possible depending on business growth, cash flow needs and capital availability.

3.                   Sugarmade will receive a Forty Percent (40%) equity in Indigo Dye upon execution of the final agreement. The value used for this transaction is $1,750,000  and each percentage (1%) of the company is worth $17,500.

4.                   The Parties agree the Investment will primarily be used for business expansion with the exact details of the spending to be further discussed and outlined in a final agreement.  The Parties have discussed the additional amount required to open new locations. The estimated investments of each new location will require between $175,000 and $350,000, details of which will be agreed to at a later date.

5.                   An incentive being offered to Sugarmade as an inducement of the Seven Hundred Thousand Dollars ($700,000), Sugarmade and or its assigned will be granted an option to purchase additional Thirty Percent (30%) the equity of Indigo Dye. This option is being granted by Clinton Walker, therefore for the amount of $525,000 to be paid to Clinton Walker for the 30% of Indigo that he owns. This option will be valid for 36 months.

The operators of Budcars and the Company have recently announced the expansion of delivery services into additional areas of Northern California and most recently into the substantially sized Los Angeles marketplace.  We are in the process of analyzing the entry in other California markets.

Budcars operates its delivery service in strict adherence to all state, local and municipal regulations and is fully licensed for operations by the State of California regulators.

Competition within the cannabis delivery market, especially in the major metropolitan areas of California, is intense. Additionally, cannabis delivery companies face intense regulatory scrutiny, significant recording keeping requirements, strict permitting, significant taxes rates, and a host of other regulatory and operational issues, and licensing and other related operational hurdles. Please reference “Risk Factors” beginning on Page 3, for further information and an outline of the risks associated with this business operation.

Government Regulations

Our business lines are not directly affected by government regulations, however, the Bud Cars line of business is highly dependent upon demand for cannabis products and therefore could be affected by governmental regulations of cannabis products.

Employees and Consultants

As of June 15, 2020, the Company had approximately six (6) employees & two (2) contractors.

Properties

The principal executive offices of the Company are located in Monrovia, California, and are leased by the Company. The current lease expires on February 28, 2023.

Our warehouse along with some office space is located at 20529 East Walnut Drive North, Diamond Bar, California, where we lease approximately 11,627 square feet of combined space. The lease term is for five years and two months ending on April 30, 2025. The current monthly rental payment for the facility is $13,022.

We believe that our existing facilities are adequate for our present purposes. The Company leases all its facilities and believes that if necessary, it could secure suitable alternative facilities on similar terms without adversely affecting operations.

MANAGEMENT

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or he is removed from office. The Board of Directors has no nominating, auditing or compensation committees. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. Currently, there are no such employment agreements. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

The name, address, age and position of our officer and director is set forth below:

Name	Age	First Year as a Director or officer	Office(s) held
Jimmy Chan	40	2008	CEO & Director
Christopher H. Dietrich	71	2019	Independent Director

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company’s Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services.

Biographical Information

Jimmy Chan, director (Chairman), has been, since 2008, the Chief Executive officer of CarryOutSupplies.com, located in the City of Industry. From 2005 to 2007, he served as the Vice-President, for Emergence Capital, operating out of Garden Grove, California, and providing mortgage services to the general public. From 2003 to 2005, he was the Vice-President in charge of operations for Azusa Mobile, a T-Mobile authorized dealer, and prior to that he was the president of Cyber Gift, importing toys for distribution as a wholesaler. He is not an officer nor director of any other public companies.

Christopher H. Dieterich, Independent Director. Mr. Dieterich is qualified to serve as a Director by way his extensive legal and business experience. He graduated from Virginia Polytechnic Institute in 1969 (BS Engineering), University of California at Berkeley 1970 (MS Engineering) on full scholarship by Ford Foundation; and the University of California at Los Angeles in 1979 (JD Law/MS Economics), pursuant to grant from Olin Foundation. He operates a law firm that specializes in SEC filings and venture capital arrangements, and currently represents 15 reporting public entities. The firm has participated in capital raises for over 50 clients, and hundreds of millions of dollars for those clients. The Board believes Mr. Dieterich will add significant value to not only corporate governance, but also to operational and capital acquisition efficiency.

The Company does not carry key man life insurance policies on any of the above principals or key personnel.

There has never been a petition under the Bankruptcy Act, or any State insolvency law filed by or against the Company or its principals or key personnel. Additionally, there has never been a receiver, fiscal agent, or similar officer appointed by a court for the business or property of any such persons, or any partnership in which any of such persons was a general partner at or within the past five years, or any corporation or business association of which any such person was an executive officer at or within the past five years.

Family Relationships

There are no family relationships between any director or executive officer.

Corporate Governance

During fiscal year 2018 Company’s board of directors implemented a program to rectify the material weaknesses. During the fiscal year, additional accounting personnel were engaged by the company in order to improve accounting and reporting functions. Additionally, several programs were implemented internally to streamline our inventory controls, revenue reporting, and overall acting and reporting infrastructure. During the fiscal year, the Board of Directors also engaged several outside consultants to assist in our accounting and finance operations. These personnel worked with our internal staff to identify material weaknesses into implement programs to seek resolutions. These programs have continued into fiscal year 2020.

Leadership Structure

Jimmy Chan, who is also a director and serves as chairman, CEO, CFO and corporate Secretary. Christopher H. Dieterich became an independent director on April 22, 2019.

Board Committees

We do not have a standing audit committee, an audit committee financial expert, or any committee or person performing a similar function. We do not have any board committees including a nominating, compensation, or executive committee. Presently, we have no independent directors.

Code of Ethics

The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

Director Independence

We currently have one independent director, Christopher H. Dieterich. We apply the definition of “independent director” provided under the Listing Rules of The NASDAQ Stock Market LLC (“NASDAQ”). Under NASDAQ rules, the Board has considered all relevant facts and circumstances regarding our directors and has affirmatively determined that Christopher H. Dieterich is independent of us under NASDAQ rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Company’s directors and officers, and persons who own more than ten-percent (10%) of our Company’s shares of Common Stock, to file with the SEC reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5. Such officers, directors and ten-percent shareholders are also required to furnish our Company with copies of all Section 16(a) reports they file. As of the date of this filing, 2020, we believed such reports were timely filed.

Executive Compensation

As of start of January 1, 2019, Mr. Jimmy Chan will receive annual salary of $96,000 in addition to 5,000,000 shares of Common Stock earned annually. Upon closing of each acquisition, Mr. Chan will get 10% of the purchase price as special bonus.

As of the date of this filing, Mr. Christopher Dieterich’s compensation has not been determined.

Employment Agreements

We do not have contracts in writing with our officers. As of the date of this filing, Mr. Jimmy Chan served as CEO of the Company and will be compensated $96,000 in cash and 5,000,000 common shares for each calendar year end. In addition, upon closing of each acquisition, Mr. Chan will get 10% of the purchase price as special bonus.

As of the date of this filing, these shares have not been issued. The company is in the process of structuring future compensation plan for all directors, officers and employees.

Grants of Stock and Other Equity Awards

On March 30, 2017, the company filed with the SEC a Form S-8 Plan for 20,000,000 shares issuable to employees and consultants. From March 30, 2017 to June 24, 2020, approximately 17,903,554 shares were issued under the plan. As of the date of this filing, there are approximately 2,096,446 shares available under the plan.

Option Exercises

During the fiscal years ending June 30, 2019 and 2018 and the period ended March 31, 2020, there were no option exercises by our named executive officers.

Long-Term Incentive Plans

We currently do not have any Long-Term Incentive Plans.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Our Company reviews transactions between our Company and persons or entities considered to be related parties (collectively “related parties”). Our Company considers entities to be related parties where an executive officer, director or a 5% or more beneficial owner of our shares of Common Stock (or an immediate family member of these persons) has a direct or indirect material interest. Transactions of this nature require the approval of our Board.

Other Transactions with Related Persons, Promoters and Certain Control Persons

The following includes a summary of any transaction occurring since July 1, 2018, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of our average total assets at year-end for the two most recently completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

From time to time, SWC Group would receive short-term loans from LMK Capital, LLC (“LMK’’) for its working capital needs. As of March 31, 2020, the Company’s outstanding balance to LMK is zero.

On January 23, 2013, the Company entered into a promissory note with its former employee who owns less than 5% of the Company’s stock. The original principal amount was $40,000 and the note bore no interest. The note was payable upon demand. As of March 31, 2020 and June 30, 2019, this note had a balance of $15,427.

On January 14, 2015, the Company entered into a promissory note with Richard Ko (an employee of the Company, who owns less than 5% of the Company’s stock). The principle amount was $30,000 and the note bore no interest. The note had a term of one (1) year and was due on January 14, 2016, and became payable upon demand after January 14, 2016. As of March 31, 2020 and June 30, 2019, this note had a balance of $0 and $20,000, respectively.

As of March 31, 2020 and June 30, 2019, the Company had an outstanding balance of notes payable due to related parties of $15,427 and $38,000, respectively.

On July 7, 2016, SWC received a loan in total amount of $30,000 from an employee. During the three months ended December 31, 2019, SWC received additional loan in total amount of 105,000 from a related party. The amount of the loan bear no interest and due on demand. During the three months ended March 31, 2020, the Company repaid $55,000 to the related party. As of March 31, 2020 and June 30, 2019, the balance of the loan due to related party was $50,000 and $30,000, respectively.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of Common Stock beneficially owned as of June 18, 2020, by (i) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Shareholder	Class of Stock	No. of Shares	% of Class	Voting Rights	% of Voting Rights	% Voting Rights After Offering (Low Range)
Jimmy Chan, CEO and Director	Common	2,519,063,502	62.59%	2,519,063,502	62.59%	25.13%

Christopher H. Dietrich	n/a	0	0%	0	0%	0%

All Officers and Directors		2,519,063,502	62.59%	2,5,19,063,502	62.59%	25.13%

Greater than 5% Shareholders				None

As of the date of this filing, Jimmy Chan’s holdings represented 62.59% of the company. He is currently employed by LMK Capital LLC as management consultant and is therefore a beneficial owner of shares owned by LMK Capital LLC. Amy Thai and LMK Capital LLC.’s holdings are 7,378,066 and 11,266,667 respectively; as of the date of this filing the aggregated amount represents 1.25% of the Company’s issued and outstanding shares of Common Stock.

As a result, as of the date of this filing, Mr. Chan beneficially owned 63.05% of the Company’s voting rights.

DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

General

The Company is authorized to issue 1,990,000,000 shares of $0.001 par value shares of Common Stock and 10,000,000 shares of $0.001 par value Preferred Stock. As of May 31, 2020, the Company had 1,309,016,366 shares of Common Stock outstanding and 2,000,000 shares of Class A Preferred shares outstanding.

Common Stock

Our Board of Directors has created a class of shares of Common Stock designated as the shares of Common Stock.

Each share of Common Stock entitles the holder to one vote on all matters on which holders are permitted to vote, including the election of directors. The Company’s shares of Common Stock do not have cumulative voting rights.

Subject to the preferences that may be applicable to any outstanding classes of stock, the holders of the shares of Common Stock will share equally on a per share basis any dividends, when and if declared by the Board of Directors out of funds legally available for that purpose. If the Company is liquidated, dissolved, or wound up, the holders of the shares of Common Stock will be entitled to a ratable share of any distribution to shareholders, after satisfaction of all the Company’s liabilities and of the prior rights of any outstanding classes of the Company’s stock. Shares of Common Stock carry no preemptive or other subscription rights to purchase shares of the Company’s stock and are not convertible, redeemable, or assessable.

A total of 1,990,000,000 Shares of Common Stock have been authorized, and 1,309,016,366 shares of Common Stock have been issued and are outstanding.

Class A Preferred Stock

Our Board of Directors has created a class of preferred stock designated as the Class A Preferred Stock (“Class A Preferred”) and has an agreement to file a Designation of Rights and Preferences. Upon filing of the Designation of Rights and Preferences, the Class A Preferred have twenty votes per share on all matters on which shareholders can vote including the election of directors. Class A Preferred do not have a fixed dividend or cumulative voting rights.

The holders of the Class A Preferred shall have preference over the shares of Common Stock to share equally on a per share basis any dividends, when and if declared by the Board of Directors out of funds legally available for that purpose. If the Company is liquidated, dissolved, or wound up, the holders of Class A Preferred will be entitled to a ratable share of any distribution to shareholders, after satisfaction of all the Company’s liabilities, but prior to the rights of the shares of Common Stock. Class A Preferred carry no preemptive or other subscription rights to purchase shares of the Company’s stock and are not assessable. Each share of Class A Preferred can be converted into twenty shares of Common Stock.

A total of 10,000,000 Class A Preferred Shares have been authorized, and 2,000,000 of Class A Preferred Shares are issued and outstanding.

Warrants and Options

There are no outstanding warrants or options to purchase our securities.

Limitations on Liability and Indemnification of Officers and Directors

Delaware law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Delaware law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be.  Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Delaware law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.  We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

Our transfer agent is West Coast Stock Transfer, Inc. with offices at 721 Vulcan Ave., First Floor, Encinitas, CA and can be reached at 619.664.4780 or by visiting their website www.westcoaststocktransfer.com

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.  We are unable to estimate the number of shares of Common Stock that may be sold in the future.

Upon the successful completion of this offering, we will have 7,489,188,855 outstanding shares of Common Stock if we complete the maximum offering hereunder at the lowest price in our range.  All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our Common Stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of Common Stock then outstanding, which will equal about 74,679,251 shares if fully subscribed; or
●	the average weekly trading volume of the unrestricted Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as the offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company is offering on a best-efforts, self-underwritten basis a maximum of 600,000,000 shares of its Common Stock at $0.01, with the price to be determined upon Qualification. The price shall be fixed for the duration of the offering, unless an amendment is properly filed with the Commission. There is no minimum investment required from any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 360 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

L&L CPAS, PA, our independent registered public accountant, has audited our financial statements included in this Form 1A to the extent and for the periods set forth in their audit report. L&L CPAS, PA has presented its report with respect to our audited financial statements.

INDEX TO FINANCIAL STATEMENTS

19720 Jetton Road, 3rd Floor Cornelius, NC 28031 Tel: 704-897-8336 Fax: 704-919-5089

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 To the Board of Directors and Stockholders of

Sugarmade, Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sugarmade, Inc. and Subsidiary (“the Company”) as of June 30, 2019 and 2018 and the related statements of operations, stockholders’ deficit, cash flows and the related notes to consolidated financial statements (collectively referred to as the consolidated financial statements)for the years ended June 30, 2019 and 2018 .. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations, changes in stockholders’ deficit and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit, recurring losses, and expects continuing future losses, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ L&L CPAS, PA

L&L CPAS, PA

Certified Public Accountants

Plantation, FL

The United States of America

October 15, 2019

We have served as the Company's auditor since March 2018.

 Sugarmade, Inc. and Subsidiary

Consolidated Balance Sheets

Assets	As of June 30
Current Assets:	2019	2018
Cash	$34,371	$42,121
Accounts Receivables, Net	218,145	453,623
Inventory, Net	356,285	531,249
Loan Receivable	85,533	157,872
Other Current Assets	2,719,875	756,565

Total Current Assets	3,414,209	1,941,432

Equipment, Net	476,585	195,180
Intangible Assets	11,200	12,600
Other Assets	23,970	38,751
Advanced to Investments	18,000,000	—

Total Assets	$21,925,965	$2,187,963
Liabilities and Stockholders’ Deficit
Current Liabilities:
Note Payable Due to Bank	25,982	25,982
Accounts Payable and Accrued Liabilities	1,431,379	1,707,641
Customer Deposits	287,789	329,509
Customer Overpayment	42,307	—
Unearned Revenue	61,672	110,142
Other Payables	420,450	241,771
Accrued Interest	507,218	493,365
Accrued Compensation and Personnel Related Payables	24,528	869,673
Note Payable	20,000	20,000
Note Payable – Related Parties	18,000	23,000
Loan Payable	214,585	329,029
Loan Payable – Related Parties	30,000	30,000
Convertible Note Payables, Net	1,046,909	2,399,941
Derivative Liabilities	2,991,953	3,069,616
Warrant Liabilities	24,658	40,400
Share to Be Issued	100,000	2,691,000

Total Current Liabilities	7,247,431	12,381,069

Total Liabilities	7,247,431	12,381,069

Stockholders’ Deficit:
Preferred Stock, $0.001 Par Value, 10,000,000 Shares Authorized, 2,000,000 and 0 Shares Issued and Outstanding at June 30, 2019 and June 2018, respectively	2,000	—
Common Stock, $0.001 Par Value, 300,000,000 Shares Authorized, 697,608,570 and 246,135,203
Shares Issued and Outstanding at June 30, 2019 and 2018	697,610	246,136
Additional Paid-In Capital	61,038,875	21,952,561
Shares to Be Issued, Preferred Shares	—	2,000,000
Shares to Be Issued, Common Shares	29,000	467,996
Accumulated Deficit	(47,088,950)	(34,859,799)
Total Stockholders’ Deficit	14,678,534	(10,193,106)

Total Liabilities and Stockholders’ Equity (Deficit)	$21,925,965	$2,187,963

The accompanying notes are an integral part of these consolidated financial statements.

Sugarmade, Inc. and Subsidiary

Consolidated Statements of Operations

	For the Years Ended June 30,
	2019	2018
Revenues, Net	$4,367,644	$4,439,324

Cost of Goods Sold	3,368,659	3,226,365

Gross Profit	1,268,985	1,212,959

Selling, General and Administrative Expenses	6,184,062	2,454,906

Loss From Operations	(4,915,077)	(1,241,947)

Non-Operating Income (Expense):
Interest Expense	(1,418,754)	(2,077,900)
Warrant Expense	15,742	(15,150)
Change in Fair Value of Derivative Liabilities	(4,191,727)	(525,394)
Stock Based Compensation	—	(1,038,270)
Amortization of Debt Discount	(1,026,324)	(1,010,329)
Bad Debt	—	(129,418)
Debt Forgiveness	(298,510)	—
Other Income (Expense)	34,473	14,292
Gain on debt conversion	8,763	—
Loss on settlement	(432,495)	(44,607)
Loss on Impairment	—	(65,625)
Loss on asset disposal	(5,242)	(166,693)

Total Non-Operating Income (Expense)	(7,314,073)	(5,054,444)

Income Tax Expense	—	—

Net Loss	(12,229,151)	$(6,296,390)

Basic Net Income (Loss) Per Share	$(0.02)	$(0.03)
Diluted Net Income (Loss) Per Share	$(0.02)	$(0.03)

Basic and Diluted Weighted Average Common Shares Outstanding*	496,507,241	242,058,522

*	Shares issuable upon conversion of convertible debts and exercising of warrants were excluded in calculating diluted loss per share.

 The accompanying notes are an integral part of these consolidated financial statements.

Sugarmade, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

						Shares to	Shares to
					Additional	be issued,	be issued,
	Preferred Stock		Common stock		paid-in	preferred	common	Accumulated
	Shares	Amount	Shares	Amount	capital	shares	shares	deficit	Total
Balance at June 30, 2017	—	$—	226,734,372	$226,735	$20,768,187	$2,000,000	$467,996	$(28,563,409)	$(5,100,492)
Shares issued for debts settlement	—	—	12,754,812	12,755	272,661	—	—	—	285,416
Reclass Derivative liability from conversion	—	—	—	—	509,323	—	—	—	509,323
Initial valuation of BCF	—	—	—	—	125,642	—	—	—	125,642
Shares issued for compensation	—	—	4,736,842	4,737	175,263	—	—	—	180,000
Shares issued for debts settlement	—	—	737,748	738	20,656	—	—	—	21,394
Share issued for Cash	—	—	1,171,429	1,171	80,829	—	—	—	82,000
Net Loss	—	—	—	—	—	—	—	(6,296,390)	(6,296,390)
Balance at June 30, 2018	—	—	246,135,203	$246,136	$21,952,561	$2,000,000	$467,996	$(34,859,799)	$(10,193,106)
Shares issued for debts settlement	—	—	8,658,685	8,659	717,426	—	(60,166)		665,918
Reclass Derivative liability from conversion	—	—	—	—	7,335,771	—	—	—	7,335,771
Shares issued for conversions	—	—	121,332,262	121,332	2,661,905	—	—	—	2,783,237
Initial valuation of BCF	—	—	—	—	149,143	—	—	—	149,143
Share issued for Cash	—	—	14,842,857	14,843	500,157	—	(125,000)		390,000
Shares issued for service compensation	—	—	96,639,563	96,640	6,757,834	—	(253,830)		6,600,643
Shares issued for LOI	—	—	10,000,000	10,000	1,165,000	—	—	—	1,175,000
Shares issued for Award - Bizright	—	—	200,000,000	200,000	17,800,000	—	—	—	18,000,000
Shares issued for EB-5	2,000,000	2,000	—	—	1,998,000	(2,000,000)	—	—	—
Option for Service	—	—	—	—	1,080	—	—	—	1,080
Net Loss	—	—	—	—	—	—	—	(12,229,151)	(12,229,151)
Balance at June 30, 2019	2,000,000	2,000	697,608,570	$697,610	$61,038,875	$—	$29,000	$(47,088,950)	$14,678,534

The accompanying notes are an integral part of these consolidated financial statements.

Sugarmade, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	For the Years Ended June 30,
	2019	2018
Cash Flows from Operating Activities:
Net Loss	$(12,229,151)	$(6,296,390)
Adjustments to Reconcile Net Loss to Cash Flows from Operating Activities:
Gain on Debt Forgiveness	(16,649)	—
Change in exercise of warrant	(15,742)	15,150
Change in Fair Value of Derivative Liability	4,040,237	525,394
Amortization of debt discount	1,026,324	1,781,337
Loss on Extinguishment of Debt	295,963	—
Excess of debt discount	149,143	237,547
Stock Compensation Expense	4,280,136	1,038,270
Depreciation and Amortization Expense	71,390	105,558
Changes in Operating Assets and Liabilities
Accounts Receivable	235,478	(340,405)
Inventory	173,915	36,980
Other Assets	14,781	(11,670)
Loan Receivable	72,339	(147,872)
Prepayment, deposits and other receivables	(788,308)	(566,229)
Amount due to a related party	—	(23,086)
Accounts Payable and Accrued Liabilities	108,581	222,010
Customer Deposits	587	96,918
Unearned Revenue	(48,470)	46,838
Accrued Interest and Other Payables	306,214	385,439
Net Cash (Used in) Operating Activities	(2,323,231)	(2,894,210)

Cash Flows from Investing Activities:
Intangible	—	(7,325)
Payment for Acquisition of Property and Equipment	(351,395)	(171,096)
Net Cash (Used in) Provided by Investing Activities	(351,395)	(178,421)

Cash Flows from Financing Activities:
Proceeds from Issuance of Common Stock	205,000	82,000
Proceeds from Share to be Issued	100,000	1,798,000
Proceeds from (Repayment of) Loan	36,376	156,228
Repayment to Related Parties	(5,000)	(246,078)
Proceeds from Convertible Note	2,330,500	1,222,722
Net Cash Provided by Financing Activities	2,666,876	3,012,872

Net (Decrease) in Cash	(7,750)	(59,759)

Cash, Beginning of Year	42,121	101,880
Cash, Ending of Year	34,371	42,121

Supplemental Disclosure of Non-Cash Activities:
Shares Issued for Debt Settlement	564,051	—
Reduction in derivative liability due to conversion	7,335,771	271,777
Shares issued for conversion of convertible debt	2,783,235	306,810
Debt discount related to convertible debt	3,217,870	1,681,999
Shares Issued for Advanced Payments	2,641,000	—
Advanced to Investment	18,000,000	—

 The accompanying notes are an integral part of these consolidated financial statements

Notes to Consolidated Financial Statements

1.                   Nature of Business

Sugarmade, Inc. (hereinafter referred to as ’‘we’’, ’‘us” or “the/our Company’’) is a publicly traded company incorporated in the state of Delaware. Our previous legal name was Diversified Opportunities, Inc. Our Company, Sugarmade, Inc. operates much of its business activities through our subsidiary, SWC Group, Inc., a California corporation (“SWC’’).

Sugarmade, Inc. was founded in 2010. In 2014, CarryOutSupplies.com was acquired by Sugarmade, Inc., creating the Company as it is today. As of the end of the reporting period, June 30, 2019, we were involved in two businesses including the supply of products to the quick service restaurant sub-sector of the restaurant industry and as an importer, distributor and marketer of hydroponic supplies to various agricultural sectors. We had previously been a marketer of culinary seasoning products Seasoning Stix and Sriracha Seasoning Stix and a marketer of tree-free paper products. These products were discontinued during 2018 in order to focus the majority of our corporate resources on the marketing of hydroponic supplies.

The marketplace in which we plan to be mainly engaged is generally referred to as hydroponic agricultural supplies. While some of our customers are engaged in the legal cultivation, processing and/or distribution of cannabis or cannabis containing products, our Company neither sells any products containing cannabis nor do we handle, process, or distribute any products containing cannabis.

Our legacy business operation, CarryOutSupplies.com, is a producer and wholesaler of custom printed and generic supplies servicing more than 2,000 quick service restaurants. Our products include double poly paper cups for cold beverage; disposable, clear, plastic cold cups, paper coffee cups, yogurt cups, ice cream cups, cup lids, cup sleeves, food containers, soup containers, plastic spoons and many other similar products for this market sector. CarryOutSupplies.com was founded in 2009 when the founders gained first-hand experience within the restaurant industry of the difficulty for restaurant owners to acquire custom printed supplies at a reasonable cost. Many quick service restaurants wish to acquire custom printed products, such as those embossed with logos, but the minimum order size for such customization had been cost prohibitive. With that in mind, carry out supplies was founded to provide products to this underserved section of the market. Since that time, the company has become a key supplier to many popular U.S. franchises, particularly in the frozen dessert segments.

In December 2017, we announced a Master Marketing Agreement with BizRight, LLC where the Company would market BizRight’s products. The Company also gained an option to acquire all of BizRight’s operations. As of the date of this report, the Company had exercised the option to purchase 100% of BZRTH, the assignee and operating entity of BizRight. See Note 4 below for further details.

During October 2018, the Company signed a Letter of Intent to acquire Sky Unlimited, LLC doing business as Athena United, a Southern California-based, supplier of hydroponic cultivation supplies to the wholesale sector and to large commercial cultivators. Athena United operates its ecommerce website at www.AthenaUnited.com. Under the terms of the Agreement, which contains both binding and non-binding elements, Sugarmade will acquire all of the outstanding capital stock and the business operations for a combination of cash and common shares of Sugarmade. Athena United, and its associated operations, is believed to be one of the larger operators in this market sector and is producing revenues of approximately $40 million per year, is profitable, and cash flow positive. Should the Company be successful in its acquisition efforts, the operation would be integrated under the Sugarmade corporate umbrella with Sugarmade assuming all operations and recognizing all revenues and profits.

During January of 2019, the Company announced its intention to acquire a retail location of Washington State-based Hydro4Less. The operation is expected to produce approximately $5 million in revenues and to be profitable during calendar 2019. Additionally, via the pending transaction, Sugarmade will gain an option to purchase two additional Hydro4Less retail operations, which are currently producing in excess of $20 million annually. Should all three Hydro4Less acquisitions close, Sugarmade will increase its annual revenues by approximately $25 million per year.

2.                   Summary of Significant Accounting Policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of consolidation

The consolidated financial statements include the accounts of our Company and its wholly-owned subsidiary, SWC Group Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Going concern

The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Management is endeavoring to increase revenue-generating operations. While priority is on generating cash from operations through the sale of the Company’s products, management is also seeking to raise additional working capital through various financing sources, including the sale of the Company’s equity and/or debt securities, which may not be available on commercially reasonable terms to our Company, or which may not be available at all. If such financing is not available on satisfactory terms, we may be unable to continue our business as desired and our operating results will be adversely affected. In addition, any financing arrangement may have potentially adverse effects on us and/or our stockholders. Debt financing (if available and undertaken) will increase expenses, must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced, and the new equity securities may have rights, preferences or privileges senior to those of the current holders of our common stock.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Revenue recognition

We recognize revenue in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC’’) No. 606, Revenue Recognition. Sugarmade applied a five-step approach in determining the amount and timing of revenue to be recognized: (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price to the performance obligations in the contract and (5) recognizing revenue when the performance obligation is satisfied.

2.                   Summary of Significant Accounting Policies (continued)

Substantially all of the Company’s revenue is recognized at the time control of the products transfers to the customer.

Cash

Cash and cash equivalents consist of amounts held as bank deposits and highly liquid debt instruments purchased with an original maturity of three months or less.

From time to time, we may maintain bank balances in interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation for interest bearing accounts (there is currently no insurance limit for deposits in noninterest bearing accounts). We have not experienced any losses with respect to cash. Management believes our Company is not exposed to any significant credit risk with respect to its cash.

Accounts receivable

Accounts receivable are carried at their estimated collectible amounts, net of any estimated allowances for doubtful accounts. We grant unsecured credit to our customer’s deemed credit worthy. Ongoing credit evaluations are performed and potential credit losses estimated by management are charged to operations on a regular basis. At the time, any particular account receivable is deemed uncollectible, the balance is charged to the allowance for doubtful accounts. The Company had accounts receivable, net of allowance, of $218,145 and 453,623 as of June 30, 2019 and 2018, respectively; and allowance for doubtful accounts of $412,666 and $126,262 as of June 30, 2019 and 2018, respectively.

Inventory

Inventory consists of finished goods paper and paper-based products such as paper cups and food containers ready for sale and is stated at the lower of cost or market. We value our inventory using the weighted average costing method. Our Company’s policy is to include as a part of inventory any freight incurred to ship the product from our contract manufacturers to our warehouses. Outbound freights costs related to shipping costs to our customers are considered period costs and reflected in selling, general and administrative expenses. We regularly review inventory and consider forecasts of future demand, market conditions and product obsolescence. The total inbound freight costs are $247,263 & $271,343 as of June 30, 2019 & 2018 respectively.

If the estimated realizable value of our inventory is less than cost, we make provisions in order to reduce its carrying value to its estimated market value. On a consolidated basis, as of June 30, 2019 and June 30, 2018, the balance for the inventory totaled $356,285 and $531,249, respectively. $14,548 were reserved for obsolescent inventory for the year ended June 30, 2019, and $120,486 were reserved for obsolescent inventory for the year ended June 30, 2018.

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

2.                   Summary of Significant Accounting Policies (continued)

Recoverability of long-lived assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of June 30, 2019, there was no significant impairment of its long-lived assets.

Income taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740’’), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspect of the recognition and measurement related to accounting for income taxes.

We adopted the provisions of ASC 740 as of October 2, 2008 and have analyzed filing positions in each of the federal and state jurisdictions where we are required to file income tax returns, as well as open tax years in these jurisdictions. We have identified the U.S. federal and California as our ’‘major’’ tax jurisdictions and generally, we remain subject to Internal Revenue Service examination after our 2013 U.S. federal income tax returns. However, we have certain tax attribute carryforwards, which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. In addition, we did not record a cumulative effect adjustment related to the adoption of ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes. We have not taken any uncertain positions that would necessitate recording of tax related liability as of June 30, 2019 and 2018.

Stock based compensation

Stock based compensation cost to employees is measured at the date of grant, based on the calculated fair value of the stock-based award, and will be recognized as expense over the employee’s requisite service period (generally the vesting period of the award). We estimate the fair value of employee stock options granted using the Binomial Option Pricing Model. Key assumptions used to estimate the fair value of stock options will include the exercise price of the award, the fair value of our common stock on the date of grant, the expected option term, the risk-free interest rate at the date of grant, the expected volatility and the expected annual dividend yield on our common stock. We use our company’s own data among other information to estimate the expected price volatility and the expected forfeiture rate. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Loss per share

We calculate basic earnings per share (“EPS”) by dividing our net loss by the weighted average number of common shares outstanding for the period, without considering common stock equivalents. Diluted BPS is computed by dividing net income or net loss by the weighted average number of common shares outstanding for the period and the weighted average number of dilutive common stock equivalents, such as options and warrants. Options and warrants are only included in the calculation of diluted EPS when their effect is dilutive.

2.                   Summary of Significant Accounting Policies (continued)

Fair value of financial instruments

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1- observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - unobservable inputs which are supported by little or no market activity.

The Company used Level 2 inputs for its valuation methodology for the derivative liabilities for conversion feature of the convertible notes and warrants in determining the fair value using Lattice Binomial model with the following assumption inputs:

Derivative instruments

The fair value of derivative instruments is recorded and shown separately under liabilities. Changes in the fair value of derivatives liability are recorded in the consolidated statement of operations under non-operating income (expense).

Our Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a weighted average Black-Scholes- Merton option-pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12months of the balance sheet date.

Segment Reporting

FASB ASC Topic 280, “Segment Reporting’’, requires use of the ’‘management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the Company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

FASB ASC Topic 280 has no effect on the Company’s financial statements as substantially all of its operations are conducted in one industry segment -paper and paper-based products such as paper cups, cup lids, food containers, etc.

2.                   Summary of Significant Accounting Policies (continued)

New accounting pronouncements not yet adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company will adopt this ASU on the consolidated financial statements in the quarter ended September 30, 2019.

Prior period reclassification

Certain prior period balance sheet accounts have been reclassified in conformity with current period presentation including reclassification of $4,000 from derivative liability to warrant liability. The reclassification had no effect to the company’s consolidated statement of operations, statement of cash flow or statement of shareholder’s equity.

3.                   Concentration

Customer

For the year ended June 30, 2019, our Company earned net revenues of $4,637,644. The company does not have any concentration of revenue with any customer that represent over 10% of overall revenue. The highest revenue from (2) customers accounted for 7.90% and 7.69% respectively, as percentage of overall revenue for the year ended June 30, 2019.

For the year ended June 30, 2018, our Company earned net revenues of $4,439,324. The vast majority of these revenues for the periods were derived from a large number of customers, with no customers accounted for over 10% of the Company’s total revenues in either period. The highest revenue from (2) customers accounted for 8.51% and 6.96% respectively, as percentage of overall revenue for the year ended June 30, 2018.

Suppliers

For the year ended June 30, 2019, we purchased products for sale by the company’s subsidiaries from several contract manufacturers located in Asia and the U.S. A substantial portion of the Company’s inventory is purchased from two (2) suppliers. The two (2) suppliers accounted as follows: Two suppliers accounted for 31.21% and 17.80% of the Company’s total inventory purchase for the year ended June 30, 2019, respectively.

For the year ended June 30, 2018, two suppliers accounted for 36% and 17.50% of the Company’s total inventory purchase for the year ended June 30, 2018, respectively.

4.                   Equity Transaction – Exclusive License Rights

On December 13, 2017, we entered into a Master Marketing Agreement with BizRight, LLC (“BizRight”), a leading marketer and manufacturer of hydroponic growth supplies, which offers a range of hydroponics-related products including: HPS grow lights, electronic ballasts, HPS Bulbs, nutrient mixes, environmental control products, pH measurement and calibration solutions and other grow and storage products. BizRight operates the ZenHydro.com website and other e-commerce properties, and sells various products to distributors and retailers.

Under the terms of the Master Marketing Agreement, all products procured, developed and imported by BizRight will be sold by the Company. The expected term of the exclusive license rights is 20 years. BizRight and its owners will be compensated via a combination of cash and common shares in Sugarmade. Effective the contract date, Bizright will be compensated Two hundred million (200,000,000) common shares. Sugarmade will compensate BizRight and its owners six million dollars ($6,000,000) in cash. The amount due will be divided over 3 payments equally and are contingent upon the filing of the S-1 and significant funding.

We began recognizing revenues under this marketing agreement during April 2018 and stopped recognizing the revenue early 2019 upon exercise of the purchase option under the agreement. As of June 30, 2019, BizRight had assigned the marketing agreement to its operating entity, BZRTH and the Company had exercised the option to purchase 100% equity ownership of BZRTH.

As of June 30, 2019, cash of $870,000 and 200 million shares of the Company’s common stock had been paid and issued in connection with the acquisition.

5.                   Litigation

From time to time and in the course of business, we may become involved in various legal proceedings seeking monetary damages and other relief. The amount of the ultimate liability, if any, from such claims cannot be determined. As of June 30, 2019, there were no legal claims pending or threatened against the Company; the opinion of our management would be likely to have a material adverse effect on our financial position, results of operations or cash flows. However, as of the date of this filing, we were involved in the following legal proceedings.

●	The Company had originally filed a lawsuit in Contra Costa County, California, against Diversified Products Group, Inc. (DPG), including its former employees and chairman of the Company. The named defendants had filed a counterclaim against the Company. As of June 30, 2019, all parties have agreed to settlement terms and are awaiting for defendants’ counsel to file the formal dismissal.

●	On December 11, 2013, the Company was served with a complaint from two Convertible Note Holders and investors in the Company. On February 21, 2017, the Company signed a settlement agreement with the plaintiffs. Under the terms of the settlement agreement, the Company agreed to pay the plaintiffs $227,000 to settle all claims against the Company, which included the payoff of the two notes outstanding within one (1) week. Upon receipt of all payments, plaintiffs will surrender for cancellation 230,000 of the Company’s shares within ten (10) days. The parties agreed that all claims against the Company would be satisfied through such payments and that the matter would be fully resolved. Thus far, third-parties had purchased two (2) notes of approximately $80,000, reducing the Company’s exposure. As of the date of this filing, there is a remaining balance of $227,000, plus accrued interest.

●	On August 13, 2019, a lawsuit was filed against the Company for unpaid legal fees of $50,000.00, which originates from the Company’s former chairman and CEO. The Company was served in or around September 2019. The Company plans to amicably resolve this matter and anticipates that it will be settled and dismissed.

There can be no assurances the ultimate liability relative to these lawsuits will not exceed what is outlined above.

6.	Other Current Assets

As of June 30, 2019 and 2018, other current assets consisted of the following:

	For the years ended June 30,
	2019	2018
Prepaid Deposit	$2,145,000	$355,500
Prepaid Inventory	172,045	92,737
Employees Advance	16,052	41,303
Prepaid Expenses	358,702	246,260
Others	28,075	20,765
Total	$2,719,875	$756,565

7.                   Intangible Asset

On April 1, 2017, the Company entered into a distribution and intellectual property assignment agreement with Wagner Bartosch, Inc. (“Wagner’’) for use of their Divider’™ used in frozen desserts and other related uses. In lieu of cash payment under the agreement, the Company was obliged to issue common shares of the Company valued at $75,000 for acquiring the use right of the distribution and intellectual property. The Company amortized this use right as intangible asset over ten years, and recorded $0 and $67,850 amortization expense for the years ended June 30, 2019 and 2018, respectively.

8.                   Convertible Notes

As of June 30, 2019 and June 30, 2018, the balance owing on convertible notes, net of debt discount, with terms as described below was $1,046,909 and $2,399,941, respectively.

Convertible notes issued prior to the year ended June 30, 2017 were as follows:

Convertible note 1: On August 24, 2012, the Company entered into a convertible promissory note with an accredited investor for $25,000. The note has a term of six (6) months with an interest rate of 10% and is convertible to common shares at a 25% discount of the average of 30 days prior to the conversion date. As of June 30, 2019, the note is in default.

Convertible note 2: On September 18, 2012, the Company entered into a convertible promissory note with an accredited investor for $25,000. The note has a term of six (6) months with an interest rate of 10% and is convertible to common shares at a 25% discount of the average of 30 days prior to the conversion date. As of June 30, 2019, the note is in default.

Convertible note 3: On December 21, 2012, the Company entered into a convertible promissory note with an accredited investor for $100,000. The note has a term of six (6) months with an interest rate of 10% and is convertible to common shares at a 25% discount of the average of 30 days prior to the conversion date. As of June 30, 2019, the note is in default.

Convertible note 4: On December 19, 2016, the Company entered into a convertible promissory note with an accredited investor for $20,000. The note has a term of six (6) months with an interest rate of 8% and is convertible to common shares at a 40% discount. As of June 30, 2019, the note has been fully converted.

8.                   Convertible Notes (continued)

Convertible note 5: On January 17, 2017, the Company entered into a convertible promissory note with an accredited investor for $25,000. The note has a term of six (6) months with an interest rate of 8% and is convertible to common shares at a 40% discount to the then current market price of our shares. As of June 30, 2019, the note has been fully converted.

Convertible note 6: On January 20, 2017, the Company entered into a convertible promissory note with an accredited investor for $80,000. The note has a term of six (6) months with an interest rate of 8% and is convertible to common shares at a 40% discount to the then current market price of our shares. As of June 30, 2019, the note has been fully converted.

Convertible note 7: On February 8, 2017, the Company entered into a convertible promissory note with an accredited investor for $50,000. The note has a term of six (6) months with an interest rate of 8% and is convertible to common shares at a 40% discount to the then current market price of our shares. As of June 30, 2019, the note has been fully converted.

Convertible note 8: On February 24, 2017, the Company entered into a convertible promissory note with an accredited investor for $66,023. The note has a term of six (6) months with an interest rate of 8% and is convertible to common shares at a 40% discount to the then current market price of our shares. As of June 30, 2019, the note has been fully converted.

Convertible note 9: On February 9, 2017, the Company entered into a convertible promissory note with an accredited investor for $50,000. The note has a term of six (6) months with an interest rate of 8% and is convertible to common shares at a 40% discount to the then current market price of our shares. As of June 30, 2019, the note has been fully converted.

Convertible note 10: On February 28, 2017, the Company entered into a convertible promissory note with an accredited investor for $75,000. The note has a term of six (6) months with an interest rate of 8% and is convertible to common shares at a 40% discount. As of June 30, 2019, the note has been fully converted.

Convertible note 11: On March 1, 2017, the Company entered into a convertible promissory note with an accredited investor for $100,000. The note has been purchased by other investor in total amount of $156,067 with a term of nine (9) months with an interest rate of 10% and is convertible to common shares at a 45% discount to the then current market price of our shares. As of June 30, 2019, the Company converted $63,567 and the remaining balance of note was $60,751.

Convertible note 12: On March 23, 2017, the Company entered into a convertible promissory note with an accredited investor for $70,000. The note has a term of six (6) months with an interest rate of 8% and is convertible to common shares at a 40% discount to the then current market price of our shares. As of June 30, 2019, the note has been fully converted.

Convertible note 13: On February 16, 2017, the Company entered into a convertible promissory note with an accredited investor for $30,000. The note has a term of six (6) months with an interest rate of 8% and is convertible to common shares at a 40% discount to the then current market price of our shares. As of June 30, 2019, the note has been fully converted.

8.                   Convertible Notes (continued)

Convertible note 14: On March 31, 2017, the Company entered into a convertible promissory note with an accredited investor for $200,000. The note has a term of six (6) months with an interest rate of 8% and is convertible to common shares at a 40% discount to the then current market price of our shares. As of June 30, 2019, the note has been fully converted.

Convertible note 15 & 16: On May 17, 2017, the Company entered a convertible promissory note with an investor for a total amount of $1,375,000 (after $10,000 legal and due diligence fee) with an OID of $125,000, the note will be fulfilled through a series of funding. The note is due 12 months after each funding date and bears an interest rate of 10%. The conversion price for the note is 55% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date. In connection with the note, the investor will also receive warrants and is calculated based on 15% of the maturity amount. The warrants have a life of four years with exercise price of $0.15 per share and have cashless exercise option. The Company had outstanding balance of $921,004 as of the year ended June 30, 2018. The fair value of the warrants was $40,400 as of June 30, 2018. During the year ended June 30, 2019, the principal balance has been fully converted, the remaining default charge balance of the note was $250,000 as of June 30, 2019 and the fair value of the warrant liability was $5,555. As of June 30, 2019, the note is in default and bears a default interest rate of 22% per annum.

Convertible notes issued during the year ended June 30, 2018 were as follows:

Convertible note 17: On July 17, 2017, the Company entered into a convertible promissory note with an accredited investor for $164,900. The note has a term of one year with an interest rate of 8% and is convertible to common shares at a fixed conversion price of $0.025. As of June 30, 2019, the note has been fully converted.

Convertible note 18: On August 3, 2017, the Company entered into a convertible promissory note with an accredited investor for $150,000. The note has a term of six (6) months with an interest rate of 10% and is convertible to common shares at a 45% discount to average of 3 lowest trading price during last 20 trading days. As of June 30, 2019, the note has been fully converted.

Convertible note 19: On August 22, 2017, the Company entered into a convertible promissory note with an accredited investor for $35,000. The note has a term of six (6) months with an interest rate of 8% and is convertible to common shares at a 40% discount of average two lowest price of last 20 trading days prices. As of June 30, 2019, the note has been fully converted.

Convertible note 20: On September 15, 2017, the Company entered into a convertible promissory note with an accredited investor for $150,000. The note has a term of six (6) months with an interest rate of 10% and is convertible to common shares at a 45% discount to average of 3 lowest trading price during last 20 trading days. As of June 30, 2019, the note has been fully converted.

Convertible note 21: On September 26, 2017, the Company entered into a convertible promissory note with an accredited investor for $15,000. The note has a term of six (6) months with an interest rate of 8% and is convertible to common shares at a 40% discount of average two lowest price of last 20 trading days prices. As of June 30, 2019, the note has been fully converted.

Convertible note 22: On December 7, 2017, the Company entered into a convertible promissory note with an accredited investor for $50,000. The note has a term of one year with an interest rate of 8% and is convertible to common shares at a fixed conversion price of $0.05. As of June 30, 2019, the note has been fully converted.

8.                   Convertible Notes (continued)

Convertible notes issued during the year ended June 30, 2019 were as follows:

Convertible note 23: On September 20, 2018, the Company entered a convertible promissory note with an accredited investor for a total amount of $267,500 (includes $5,000 legal fee and an OID of $12,500). The note is due 360 days and bears an interest rate of 8%. The conversion price for the note is 55% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date. During the year ended June 30, 2019, the principal balance of 205,000 has been converted into the Company’s common stock, and the remaining balance of the note was $62,500 as of June 30, 2019.

Convertible note 24: On October 5, 2018, the Company entered a convertible promissory note with an accredited investor for a total amount of $250,000 (includes $5,000 OID). The note is due 360 days and bears an interest rate of 8%. The conversion price for the note is 45% of average three lowest closing bid for the 20 consecutive trading days prior to the conversion date. As of June 30, 2019, the note has been fully converted.

Convertible note 25: On November 1, 2018, the Company entered into a convertible promissory note with an accredited investor for $100,000. The note has a term of one year with an interest rate of 8% and is convertible to common shares at a fixed conversion price of $0.07.

Convertible note 26: On November 16, 2018, the Company entered into a convertible promissory note with an accredited investor for $80,000. The note has a term of one year with an interest rate of 8% and is convertible to common shares at a fixed conversion price of $0.07.

Convertible note 27: On November 16, 2018, the Company entered into a convertible promissory note with an accredited investor for $40,000. The note has a term of one year with an interest rate of 8% and is convertible to common shares at a fixed conversion price of $0.07.

Convertible note 28: On December 3, 2018, the Company entered into a convertible promissory note with an accredited investor for $35,000. The note has a term of one year with an interest rate of 8% and is convertible to common shares at a fixed conversion price of $0.07.

Convertible note 29: On December 26, 2018, the Company entered a convertible promissory note with an accredited investor for a total amount of $250,000 (includes $5,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 45% of average three lowest closing bid for the 20 consecutive trading days prior to the conversion date. During the year ended June 30, 2019, the principal balance of 100,000 has been converted into the Company’s common stock, and the remaining balance of the note was $150,000 as of June 30, 2019.

Convertible note 30: On January 8, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $105,000. The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 35% of average two lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 31: On January 22, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $100,000. The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 42% of average three lowest closing bid for the 20 consecutive trading days prior to the conversion date.

8.                   Convertible Notes (continued)

Convertible note 32: On January 24, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $53,000. The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 35% of average two lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 33: On February 26, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $100,000. The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 42% of average three lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 34: On March 4, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $250,000 (includes $7,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 58% of average two lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 35: On April 2, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $100,000 (includes $2,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 40% of average three lowest closing bid for the 10 consecutive trading days prior to the conversion date.

Convertible note 36: On April 4, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $100,000 (includes $2,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 58% of average two lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 37: On May 2, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $125,000 (includes $2,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 40% of average three lowest closing bid for the 10 consecutive trading days prior to the conversion date.

Convertible note 38: On May 7, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $125,000 (includes $2,500 OID). The note is due 360 days and bear an interest rate of

8%. The conversion price for the note is 58% of average two lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 39: On May 29, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $125,000 (includes $2,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 40% of average three lowest closing bid for the 10 consecutive trading days prior to the conversion date.

Convertible note 40: On June 12, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $125,000 (includes $2,500 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 58% of average two lowest closing bid for the 20 consecutive trading days prior to the conversion date.

8.                   Convertible Notes (continued)

As of the year ended June 30, 2019, the Company’s convertible notes consisted of following:

Balance at 06.30.2018	Addition/(Repayment)	Conversion in principal	# of Shares Issued	Balance at 6.30.2019	Due Date	Interest Rate	Conversion Terms
$25,000.00	$—	$—	—	$25,000.00	2/24/2013	14%	75% of the average of 30 days prior to the conversion date.
25,000	—	—	—	25,000	3/18/2013	14%	75% of the average of 30 days prior to the conversion date.
100,000	—	—	—	100,000	6/21/2013	14%	75% of the average of 30 days prior to the conversion date.
20,000	—	20,000	1,160,391	—	7/17/2017	10%	40% discount of average price of last 20 trading days prices
25,000	—	25,000	1,426,674	—	7/17/2017	8%	40% discount of average two lowest price of last 20 trading days prices
50,000	—	50,000	2,931,188	—	8/8/2017	8%	40% discount of average two lowest price of last 20 trading days prices
80,000	—	80,000	4,530,846	—	7/20/2017	8%	40% discount of average two lowest price of last 20 trading days prices
66,023	—	66,023	3,712,324	—	8/24/2017	8%	40% discount of average two lowest price of last 20 trading days prices

Balance at 06.30.2018	Addition/(Repayment)	Conversion in principal	# of Shares Issued	Balance at 6.30.2019	Due Date	Interest Rate	Conversion Terms
50,000	—	50,000	2,390,805	—	8/9/2017	8%	40% discount of average two lowest price of last 20 trading days prices
75,000	—	75,000	4,378,547	—	7/31/2017	8%	40% discount of average two lowest price of last 20 trading days prices
124,318	—	63,567	3,919,404	60,751	12/1/2017	10%	45% discount of lowest price of last 20 trading days prices
70,000	—	70,000	4,067,072	—	9/23/2017	8%	40% discount of average two lowest price of last 20 trading days prices
30,000	—	30,000	1,500,010	—	8/16/2017	8%	Greater of 40% discount to average of 3 lowest trading price during last 20 trading days or $.05
200,000	—	200,000	11,557,652	—	9/30/2017	8%	40% discount of average two lowest price of last 20 trading days prices
921,004	—	671,004	31,483,740	250,000	5/12/2018	22%	45% discount of lowest price of last 20 trading days prices
150,000	—	150,000	3,745,330	—	5/3/2018	10%	45% discount to average of 3 lowest trading price during last 20 trading days
150,000	—	150,000	3,744,005	—	6/15/2018	10%	42% discount to average of 3 lowest trading price during last 20 trading days
164,900	—	164,900	6,596,000	—	7/17/2018	8%	The conversion price shall be $0.025 per share
35,000	—	35,000	691,184	—	8/22/2018	8%	40% discount of average two lowest price of last 20 trading days prices

Balance at 06.30.2018	Addition/(Repayment)	Conversion in principal	# of Shares Issued	Balance at 6.30.2019	Due Date	Interest Rate	Conversion Terms
15,000	—	15,000	294,114	—	9/26/2018	8%	40% discount of average two lowest price of last 20 trading days prices
50,000	—	50,000	1,000,000	—	12/7/2018	8%	The conversion price shall be $0.05 per share
—	267,500	205,000	10,785,299	62,500	9/15/2019	8%	55% discount of lowest price of last 20 trading days prices
—	250,000	250,000	13,453,675	—	10/5/2019	8%	45% discount of average three lowest price of last 20 trading days prices
—	100,000	—		100,000	10/31/2019	8%	The conversion price shall be $0.07 per share
—	80,000	—		80,000	11/15/2019	8%	The conversion price shall be $0.07 per share
—	40,000	—		40,000	11/15/2019	8%	The conversion price shall be $0.07 per share
—	35,000	—		35,000	12/2/2019	8%	The conversion price shall be $0.07 per share
—	250,000	100,000	7,964,002	150,000	12/26/2019	8%	45% discount of average three lowest price of last 20 trading days prices
—	105,000	—		105,000	1/8/2020	8%	35% discount to average of 2 lowest trading price during last 20 trading days

Balance at 06.30.2018	Addition/(Repayment)	Conversion in principal	# of Shares Issued	Balance at 6.30.2019	Due Date	Interest Rate	Conversion Terms
—	100,000	—		100,000	1/22/2020	8%	42% discount to average of 3 lowest trading price during last 20 trading days
—	53,000	—		53,000	1/24/2020	8%	35% discount to average of 2 lowest trading price during last 20 trading days
—	100,000	—		100,000	2/26/2020	8%	42% discount to average of 3 lowest trading price during last 20 trading days
—	250,000	—		250,000	3/4/2020	8%	58% discount to average 2 lowest trading prices during 20 days prior conversion date
—	100,000	—		100,000	4/2/2020	8%	40% discount to average 3 lowest trading prices during 10 days prior conversion date
—	100,000	—		100,000	4/4/2020	8%	58% discount to average 2 lowest trading prices during 20 days prior conversion date
—	125,000	—		125,000	5/2/2020	8%	40% discount to average 3 lowest trading prices during 10 days prior conversion date
—	125,000	—		125,000	5/7/2020	8%	58% discount to average 2 lowest trading prices during 20 days prior conversion date
—	125,000	—		125,000	5/29/2020	8%	40% discount to average 3 lowest trading prices during 10 days prior conversion date
—	125,000	—		125,000	6/12/2020	8%	58% discount to average 2 lowest trading prices during 20 days prior conversion date
$2,426,245	$2,330,500	$2,520,494	$121,332,262	$2,236,251

8.                   Convertible Notes (continued)

As of the year ended June 30, 2019, the Company’s debt discount consisted of following:

Date of	Due Date	Related Debt Discount	Amortization in 06/30/2018	Debt Discount Balance 06/30/18	Total Amortization in 06/30/2019	Debt Discount Balance 06/30/2019
8/22/2017	8/22/2018	$35,000	$29,918	$5,082	$5,082	$—
9/26/2017	9/26/2018	$15,000	$11,384	$3,616	$3,616	$—
7/17/2017	7/17/2018	$164,900	$160,445	$4,455	$4,455	$—
12/7/2017	12/7/2018	$30,000	$16,849	$13,151	$13,151	$—
9/20/2018	9/15/2019	$12,500	$—	$—	$9,826	$2,674
9/20/2018	9/15/2019	$250,000	$—	$—	$196,528	$53,472
10/5/2018	10/5/2019	$5,000	$—	$—	$5,000	$—
10/5/2018	10/5/2019	$245,000	$—	$—	$245,000	$—
11/1/2018	11/1/2019	$84,286	$—	$—	$55,652	$28,634
11/16/2018	11/16/2019	$36,571	$—	$—	$22,644	$13,927
11/16/2018	11/16/2019	$18,286	$—	$—	$11,322	$6,964
12/3/2018	12/3/2019	$10,000	$—	$—	$5,726	$4,274
12/26/2018	12/26/2019	$5,000	$—	$—	$2,548	$2,452
12/26/2018	12/26/2019	$245,000	$—	$—	$124,849	$120,151
1/8/2019	1/8/2020	$0	$—	$—	$43,653	$48,448
1/22/2019	1/22/2020	$0	$—	$—	$38,107	$49,371
1/22/2019	1/22/2020	$2,000	$—	$—	$871	$1,129
1/24/2019	1/24/2020	$0	$—	$—	$20,402	$27,030
2/26/2019	2/26/2020	$0	$—	$—	$32,854	$63,854
2/26/2019	2/26/2020	$2,000	$—	$—	$679	$1,321
3/4/2019	3/4/2020	$243,000	$—	$—	$78,344	$164,656
3/4/2019	3/4/2020	$7,000	$—	$—	$2,257	$4,743
4/2/2019	4/2/2020	$98,000	$—	$—	$23,831	$74,169
4/2/2019	4/2/2020	$2,000	$—	$—	$486	$1,514
4/4/2019	4/4/2020	$98,000	$—	$—	$23,295	$74,705
4/4/2019	4/4/2020	$2,000	$—	$—	$475	$1,525
5/2/2019	5/2/2020	$123,000	$—	$—	$19,828	$103,172
5/2/2019	5/2/2020	$2,000	$—	$—	$322	$1,678
5/7/2019	5/7/2020	$122,500	$—	$—	$18,074	$104,426
5/7/2019	5/7/2020	$2,500	$—	$—	$369	$2,131
5/29/2019	5/29/2020	$123,000	$—	$—	$10,754	$112,246
5/29/2019	5/29/2020	$2,000	$—	$—	$175	$1,825
6/12/2019	6/12/2020	$122,500	$—	$—	$6,025	$116,475
6/12/2019	6/12/2020	$2,500	$—	$—	$123	$2,377
Total:			$218,597	$26,303	$1,026,324	$1,189,341

9.                   Derivative Liabilities

The derivative liability is derived from the conversion features in note 8 and stock warrant in note 10. All were valued using the weighted-average Binomial option pricing model using the assumptions detailed below. As of June 30, 2019 and 2018, the derivative liability was $2,991,953 and $3,069,616, respectively. The Company recorded $4,191,727 and $525,394 loss from changes in derivative liability during the year ended June 30, 2019 and 2018, respectively. The Binomial model with the following assumption inputs:

June 30, 2018
Annual Dividend Yield	—
Expected Life (Years)	0.15-1.00
Risk-Free Interest Rate	1.13%-2.06%
Expected Volatility	94%-212%

June 30, 2019
Annual Dividend Yield	—
Expected Life (Years)	0.50-1.00
Risk-Free Interest Rate	1.92-2.64%
Expected Volatility	87-150%

Fair value of the derivative is summarized as below:

Beginning Balance, June 30, 2018	$3,069,616
Additions	$3,217,870
Mark to Market	$4,040,238
Reclassification to APIC Due to Conversions	$(7,335,771)
Ending Balance, June 30, 2019	2,991,953

10.                Stock Warrants

In connection with the issuance of the promissory notes in 2012, the investors in the aggregate received two-year warrants to purchase up to a total of 50,000 shares of common stock at an exercise price of $0.50 per share, and two-year warrants purchasing up to a total of 81,250 shares of common stock at an exercise price of $0.01 per share. For purposes of accounting for the detachable warrants issued in connection with the convertible notes, the fair value of the warrants was estimated using the Binomial option pricing formula. The value of all warrants granted at the date of issuance totaled $508,413 and was recorded as a discount to the notes payable. The amount was amortized over the nine (9) month term of the respective convertible note as additional interest expense.

On various dates during June 2014 and December 2014 the Company and holders of certain convertible notes agreed to cancel warrants to purchase common shares in the Company and to extend the due dates on the Notes to July l, 2016. $0.50 warrants and “Bonus Warrants” priced at $0.01, as defined in the original Convertible Note Purchase Agreements we cancelled pertaining to the Note and warrants acquired on the following dates for the following Convertible Notes and amounts. These warrants were expired on July 1, 2016.

On May 17, 2017, the Company entered a promissory note with an investor for a total amount of $1,375,000 (after $10,000 legal and due diligence fee) with an OID of $125,000, the note will be fulfilled through a series of funding. In connection with the note, the investor will also receive warrants and is calculated based on 15% of the maturity amount. The warrants have a life of four years with an exercise price of $0.15 per share and have cashless exercise option. The fair value of the warrants at the grant date was $40,400. As of June 30, 2019 and 2018, the fair value of the warrant liability was $5,555 and $40,400, respectively.

10.                Stock Warrants (continued)

On September 7, 2018, the Company entered a settlement agreement with several investors to settle all disputes by issues additional unrestricted shares. In connection with the note each individual investor will also receive warrants equal to the number of the shares the investors own as of the effective date of the settlement agreement. The warrants have a life of five years with an exercise price as of the date of exchange. The fair value of the warrants at the grant date was $56,730. As of June 30, 2019 and June 30, 2018, the fair value of the warrant liability was $10,103 and $0, respectively.

As of June 30, 2019 and June 30, 2018, the total fair value of the warrant liability was $24,658 and $40,400, respectively.

The Binomial model with the following assumption inputs:

Warrants liability:	June 30, 2018
Annual dividend yield	—
Expected life (years)	0.5
Risk-free interest rate	2.06%
Expected volatility	151%

Warrants issued in May 2017:	June 30, 2019
Annual dividend yield	—
Expected life (years)	5.0
Risk-free interest rate	1.76%
Expected volatility	351%

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining contractual life
Outstanding at June 30, 2016	131,250	0.20
Expired	131,250	0.20
Granted	505,000	$0.15	4
Outstanding at June 30, 2017	505,000	$0.15	3.86
Expired
Granted
Outstanding at June 30, 2018	505,000	$0.15	0.5
Expired
Granted	578,880	0.034	5
Outstanding at June 30, 2019	1,083,880	$0.034	5

11.                Note Payable

Note payable due to bank

During October 2011, we entered into a revolving demand note (line of credit) arrangement with HSBC Bank USA, with a revolving borrowing limit of $150,000. The line of credit bears a variable interest rate of one quarter percent (0.25%) above the prime rate (3.25% as of September 30, 2013). In the event the deposit account is not established or minimum balance maintained, HSBC can charge a higher rate of interest of up to 4.0% above prime rate. As of June 30, 2019 and 2018, the loan principal balance was $25,982.

Notes payable due to non-related parties

On June 15, 2018, the Company entered into a promissory note with one of the accredited investors. The original principal amount was $20,000 and the note bears 8% interest per annum. The note was payable upon demand. As of June 30, 2019 and 2018, this note had a balance of $20,000 and $20,000, respectively.

Notes payable due to related parties

On January 23, 2013, the Company entered into a promissory note with its former employee of the Company who owns less than 5% of the Company’s stock. The original principal amount was $40,000 and the note bears no interest. The note was payable upon demand. As of June 30, 2019 and 2018, this note had a balance of $18,000 and $18,000, respectively.

As of June 30, 2019 and 2018, the Company has an outstanding balance of notes payable due to related parties of 18,000 and $23,000, respectively.

12.                Stockholders’ Deficit

The Company is authorized to issue 1,990,000,000 shares of $.001 par value common stock and 10,000,000 shares of $.001 par value preferred stock.

During the year ended June 30, 2018, the Company issued 1,171,429 shares of common stock for cash in total amount of $82,000.

During the year ended June 30, 2018, the Company issued 4,736,842 shares of common stock for services in total amount of $180,000.

During the year ended June 30, 2018, the Company issued 13,492,560 shares of common stock to settle the old debt in total amount of $306,810.

During the year ended June 30, 2019, the Company issued 8,658,685 shares of common stock to settle the old debt in total amount of $665,918.

During the year ended June 30, 2019, the Company issued 121,332,262 shares of common stock to convert the convertible notes in total amount of $2,783,237.

During the year ended June 30, 2019, the Company issued 14,842,857 shares of common stock for cash in total amount of $390,000.

12.                Stockholders’ Deficit (continued)

During the year ended June 30, 2019, the Company issued 96,639,563 shares of common stock for services in total amount of $6,660,643.

During the year ended June 30, 2019, the Company (buyer) signed a letter of intent (LOI) regarding a potential acquisition of all the outstanding capital stock, assets and assumption of liabilities of a company (seller). The Company issued 10,000,000 shares of common stock as the stock compensations upon the signing of the LOI in total amount of $1,175,000. The share is non-refundable and vested immediately, but was issued on a restricted basis with a restrictive legend and will be subject to normal restrictions imposed by the financial industry and governmental agencies.

During the year ended June 30, 2019, the Company issued 200,000,000 shares of common stock as deposit for acquisition of BZRTH with a total value of $18,000,000. See Note 4 for details.

During the year ended June 30, 2019, the Company issued 2,000,000 shares of Series A preferred stock to multiple investors for EB-5 project to be issued in prior years.

As of June 30, 2019 and June 30, 2018, the Company had 697,608,570 and 246,135,203 shares of its common stock issued and outstanding.

As of June 30, 2019 and June 30, 2018, the Company had 2,000,000 and 0 shares of its Series A preferred stock issued and outstanding.

13.                Related Party Transactions

As of June 30, 2019 and 2018, the Company had outstanding balance of $78,000 and $83,000 owed to various related parties, respectively. See note 11 and 15 for the details.

14.                Loans Payable

On October 1, 2017, SGMD entered a straight promissory note with Greater Asia Technology Limited (Greater Asia) for borrowing $100,000 with maturity date on June 30, 2018; the note bears an interest rate of 33.33%. As of June 30, 2019 and 2018, the note was in default and the outstanding balance under this note was $63,924 and $63,924, respectively.

During the year ended June 30, 2019, the Company entered a series of short-term loan agreements with Greater Asia Technology Limited (Greater Asia) for borrowing $375,000, with interest rate at 40% - 50% of the principal balance. As of June 30, 2019 and 2018, the outstanding balance with Greater Asia loans were $100,000 and $0, respectively.

On January 6, 2015, the Company entered into repayment agreement with its former employee for a loan of $9,500 at no interest. As of June 30, 2019 and 2018, the Company has an outstanding balance of $3,584 and $4,285.

On December 17, 2018, the Company entered into a repayment agreement with an individual for $100,000 at no interest. As of June 30, 2019 and 2018, the Company has an outstanding balance of $17,834 and $100,000, respectively.

On July 1, 2012, CarryOutSupplies entered an equipment loan agreement with a bank with maturity on June 21, 2024. The monthly payment is $648. As of June 30, 2019 and 2018, the outstanding balance under this loan were $29,243 and $0, respectively.

As of June 30, 2019 and 2018, the Company had an outstanding loan balance of $214,585 and $329,029, respectively.

15.                Loans Payable – Related Parties

On June 26, 2017, SGMD entered a straight promissory note with a company (whose major shareholder is the former director of the Company) for borrowing $180,820 with maturity date on March 31, 2018; the note bears an interest rate of 12%, commencing on October 31, 2017, and on the last day of each moth thereafter until the notes is paid in full, the Company shall make an interest payment. During the year ended June 30, 2019, all the principles have been converted into the Company’s common stocks. As of June 30, 2019 and 2018, the outstanding balance under this note was $0 and $180,820, respectively.

On July 7, 2016, SWC received a loan from an employee. The amount of the loan bore no interest and amortized on a monthly basis over the life of the loan. As of June 30, 2019, and 2018, the balance of the loan were $30,000 and $30,000, respectively.

16.                Shares to Be Issued

During the year ended June 30, 2019, the Company had entered into one private placement agreement and had potential shares to be issued in total amount of $100,000.

As of June 30, 2019 and 2018, the Company had balance of $100,000 and $2,691,000 share to be issued.

17.                Commitments and Contingencies

On February 23, 2018 the Company entered into lease agreement for a new office space as part of the plan to expand operation, the lease is set to commence Commencing March 1, 2018. The term of the lease is for a (5) Five Years with 1 month free on the 1st year of the term. The monthly rent on the 1st year will be $11,770 with a 3% increase for each subsequent year. Total commitment for the full term of the lease will be $737,367. As of the date of this filing, this property became the headquarter of the company.

18.                Income Tax

The deferred tax asset as of June 30, 2019 and 2018 consisted of the following:

	2019	2018
Net Operating Loss Carryforwards	$11,909,744	$11,849,081
Less Valuation Allowance	(11,909,744)	(11,849,081)
	$—	$—

Management provided a deferred tax asset valuation allowance equal to the potential benefit due to the Company’s loss. When the Company demonstrates the ability to generate taxable income, management will re-evaluate the allowance.

As of June 30, 2019, the Company has net operating loss carryforward of $44,110,162 which is available to offset future taxable income that expires by year 2035.

Reconciliation between the provision for income taxes and the expected tax benefit using the federal statutory rate of 21% for 2019 and 34% for 2018 is as follows:

	2019	2018
US federal statutory income tax rate	(21)%	(34)%
State tax – net of benefit	(7)%	(7)%
Non-deductible expenses, net of federal benefit	7%	7%
Increase in valuation allowance	21%	34%
Income tax expense	—	—

19.                 Subsequent Events

Convertible Notes

On July 3, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $125,000. The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 40% of average three lowest closing bid for the 10 consecutive trading days prior to the conversion date.

On July 30, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $162,000. The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 60% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Private Placement Memorandum

On July 25, 2019, the Company entered into a private placement memorandum with an accredited investor. The Company issued 1,960,000 shares of the Company’s common stock for total cash of $196,000.

Warrant Exercises

Subsequent to June 30, 2019, 1,766,544 shares of the warrants were exercised in total of 28,381,818 shares of the Company’s common stocks.

In August 2019, the Company entered into an agreement with an investor to issue an exchange note to cancel the outstanding warrants with an original value of approximately $75,750.

Convertible note conversions

Subsequent to June 30, 2019, there were multiple accredited investors converted approx. $547,000 of the convertible notes into 71,915,557 shares of the Company’s common stocks.

Form S-1 Registration

On June 26, 2019, the Company filed a Form S-1 Registration Statement for the offer and resale of up to 138,461,538 shares of Sugarmade, Inc.’s Common Stock, par value $0.001 per share, (the “Shares”) by K & J Funds, LLC (“K&J” or the “Investor” or the “Selling Security Holder”) pursuant to an Investment Agreement dated April 16, 2019 (the “Investment Agreement”). The received the Notice of Effective on July 18, 2019. On July 29, 2019, we sold and issued to K&J 11,348,591 shares of stock for $100,000.

Investment

On August 1, 2019, the Company entered into a loan agreement with Hempistry, Inc. (“Hempistry”), a Nevada corporation. Pursuant to the terms of the agreement, the Company lent $196,000 to Hempistry. Hempistry promises to repay this principal amount to the Lender in the form of a minimum of 13,800 pounds of dry hemp biomass or 12% stake of Hempistry’s hemp crop located at 2690 Nebo Rd. Madisonville, KY 42431, during Hempistry’s 2019 crop harvest. Hempistry also agrees to issue and deliver a cashless Warrant registered in the name of the Company exercisable for 100% of the total loan value at a $.50 per share price, leaving the total number of shares to be distributed pursuant to this cashless warrant at 392,000 shares.

Acquisition

As of the date of this report, the Company is working on the final terms to acquire 100% equity ownership of BZRTH, Inc. (“BZRTH”), a Nevada corporation.

Sugarmade, Inc. and Subsidiary
Condensed Consolidated Balance Sheets

	For the Period Ended
	March 31, 2020	June 30, 2019
	(Unaudited)	(Audited)

Assets
Current assets:
Cash	7,510	34,371
Accounts receivable, net	40,088	218,145
Inventory, net	521,290	356,285
Loan receivables	206,500	85,533
Other current assets	1,493,146	2,719,875

Total current assets	2,072,534	3,414,209

Equipment, net	429,059	476,585
Intangible asset, net	10,150	11,200
Right of use asset	388,332	—
Other assets	43,970	23,970
Investments	1,583,958	—
Advanced to Investments	—	18,000,000

Total assets	4,724,003	21,925,965

Liabilities and Stockholders' Deficiency

Current liabilities:
Bank overdraft	20,965	—
Note payable due to bank	25,982	25,982
Accounts payable and accrued liabilities	1,479,201	1,431,379
Customer deposits	229,471	287,789
Customer overpayment	52,714	42,307
Unearned revenue	4,257	61,672
Investment payable	597,830	—
Other payables	366,842	420,450
Accrued interest	721,332	507,218
Accrued compensation and personnel related payables	24,528	24,528
Notes payable	20,000	20,000
Notes payable - related parties	15,427	18,000
Lease liability - Current	113,675	—
Loans payable	334,475	214,585
Loans payable - related parties	50,000	30,000
Convertible notes payable, net	1,961,479	1,046,909
Derivative liabilities, net	3,706,809	2,991,953
Warrants liabilities	41,032	24,658
Shares to be issued	262,000	100,000
Total current liabilities	10,028,019	7,247,431

Non-Current liabilities:
Lease Liability – Non current	287,904	—

Total liabilities	10,315,923	7,247,431

Stockholders’ deficiency:
Preferred stock, $0.001 par value, 10,000,000 shares authorized 2,415,000 and 2,000,000 shares issued outstanding at Mar 31, 2020 and June 30, 2019	2,415	2,000
Common stock, $0.001 par value, 1,990,000,000 shares authorized, 843,120,876 and 697,608,570 shares issued and outstanding at Mar 31, 2020 and June 30, 2019, respectively	843,122	697,610
Additional paid-in capital	52,564,680	61,038,875
Shares to be issued, common shares	—	29,000
Accumulated deficit	(59,002,136)	(47,088,950)

Total stockholders' deficiency	(5,591,920)	14,678,535

Total liabilities and stockholders' deficiency	4,724,003	21,925,965

The accompanying notes are an integral part of these condensed consolidated financial statements

Sugarmade, Inc. and Subsidiary
Consolidated Statements of Operations

	For the Three Months Ended March 31		For the Nine Months Ended March 31
	2020	2019	2020	2019

Revenues, net	$416,356	$572,678	$1,891,140	$3,459,511

Cost of goods sold	253,223	398,281	1,181,081	2,528,680

Gross profit	163,133	174,397	710,059	930,831

Selling, general and administrative expenses	870,621	634,705	9,290,184	5,371,662

Loss from operations	(707,488)	(460,308)	(8,580,125)	(4,440,831)

Non-operating income (expense):
Other income	145	19,949	3,243	25,050
Interest expense	(173,519)	(105,088)	(1,493,319)	(846,568)
Change in fair value of derivative liabilities	(238,065)	(510,314)	2,075,982	(4,171,698)
Change in fair value of warrant liability		(24,712)	—	1,208
Warrant Expense	(25,369)	—	(80,647)	—
Gain on debt conversion	—	—	—	8,763
Loss on notes conversion	—	—	(184,626)	—
Loss on settlement	—	(40,081)	(382,635)	(295,963)
Gain on asset disposal		9,391	7,000	9,391
Amortization of debt discount	(961,146)	(298,992)	(3,079,553)	(358,589)
Debt forgiveness	(25,670)	—	(197,765)	16,649
Other expenses	—	—	(740)	—

Total non-operating expenses, net	(1,423,624)	(949,848)	(3,333,061)	(5,611,756)

Net loss	$(2,131,111)	$(1,410,156)	$(11,913,186)	$(10,052,587)

Basic net income (loss) per share	$(0.00)	$(0.00)	$(0.01)	$(0.02)
Diluted net income (loss) per share	$(0.00)	$(0.00)	$(0.01)	$(0.02)

Basic and diluted weighted average common shares outstanding *	822,263,706	519,631,764	863,368,325	434,601,096

* Shares issuable upon conversion of convertible debts and exercising of warrants were excluded in calculating diluted loss per share

The accompanying notes are an integral part of these condensed consolidated financial statements

Sugarmade, Inc. and Subsidiary

Condensed Consolidated Statements of Equity

(Unaudited)

	Preferred Stock		Common stock		Additional paid-in	Shares to be cancelled, preferred	Shares to be cancelled, common	Shares to be issued, common	Accumulated
	Shares	Amount	Shares	Amount	capital	shares	shares	shares	deficit	Total

Balance at June 30, 2019	2,000,000	2,000	697,608,570	697,610	61,038,875	—	—	29,000	(47,088,950)	14,678,534
Shares issued for debts settlement	—	—	1,000,000	1,000	28,000	—	—	(29,000)	—	—
Reclass Derivative liability from conversion	—	—			659,526	—	—	—	—	659,526
Shares issued for conversions	—	—	71,915,557	71,916	475,917	—	—	—	—	547,833
Share issued for Cash	—	—	11,348,591	11,349	88,651	—	—	—	—	100,000
Shares issued for Warrant Exercise	—	—	28,381,818	28,382	(14,249)	—	—	—	—	14,132
Net Loss	—	—	—	—	—	—	—	—	(2,027,551)	(2,027,551)
Balance at September 30, 2019	2,000,000	2,000	810,254,536	810,257	62,276,720	—	—	—	(49,116,501)	13,972,475
Share issued for Cash	—	—	26,621,610	26,622	213,378	—	—	100,000	—	340,000
Option for services	—	—	—	—	73,500	—	—	—	—	73,500
Share issued for services compensation	415,000	415	500,000	500	5,941,135	—	—	—	—	5,942,050
Reclass Derivative liability from conversion	—	—	—	—	297,962	—	—	—	—	297,962
Shares issued for conversions	—	—	24,994,341	24,994	117,171	—	—	—	—	142,165
Shares issued for debt settlement	—	—	18,181,818	18,182	272,273	—	—	—	—	290,454
Shares issued for Award - Bizright	750,001	750	249,373,817	249,374	14,040,936	(10,725,014)	(21,566,046)	—	—	(18,000,000)
Initial valuation of BCF	—	—	—	—	239,301	—	—	—	—	239,301
Net loss	—	—	—	—	—	—	—	—	(7,754,524)	(7,754,524)
Balance at December 31, 2019	3,165,001	3,165	1,129,926,122	1,129,927	83,472,375	(10,725,014)	(21,566,046)	100,000	(56,871,025)	(4,456,619)
Share issued for Cash	—	—	33,542,865	33,543	191,457	—	—	(100,000)	—	125,000
Option for services	—	—	—	—	45,250	—	—	—	—	45,250
Reclass Derivative liability from conversion	—	—	—	—	302,845	—	—	—	—	302,845
Shares issued for conversions	—	—	128,525,706	128,526	170,230	—	—	—	—	298,756
Shares cancelled for Award - Bizright	(750,001)	(750)	(448,873,817)	(448,874)	(31,827,478)	10,725,014	21,566,046	—	—	13,958
Initial valuation of BCF	—	—	—	—	210,000	—	—	—	—	210,000
Net loss	—	—	—	—	—	—	—	—	(2,131,111)	(2,131,111)
Balance at March 31, 2020	2,415,000	2,415	843,120,876	843,122	52,564,680	—	—	—	(59,002,136)	(5,591,920)
Three and Nine Month 03/31/2019 Equity Statements
	Preferred Stock		Common stock		Additional paid-in		Shares to be issued, preferred	Shares to be issued, common	Accumulated
	Shares	Amount	Shares	Amount	capital	Investment	shares	shares	deficit	Total

Balance at June 30, 2018	—	—	246,135,203	246,136	21,952,561	—	2,000,000	29,000	(47,088,950)	14,678,534
Shares issued for debts settlement	—	—	—	—	—		—	174,450	—	174,450
Reclass Derivative liability from conversion	—	—	—	—	2,715,433		—	—	—	2,714,433
Shares issued for conversions	—	—	27,301,360	27,301	845,558		—	—	—	872,859
Share issued for Cash	—	—	3,700,000	3,700	181,300		—	—	—	185,000
Shares issued for service compensation	—	—	2,971,154	2,971	194,529		—	—	—	197,500
Shares to be issued for service compensation	—	—	—	—	—		—	137,000	—	137,000
Shares to be issued for cash	—	—	—	—	—		—	95,000	—	95,000
Net Loss	—	—	—	—	—		—	—	(2,609,055)	(2,607,053)
Balance at September 30, 2018	—	—	280,107,717	280,108	25,888,381		2,000,000	874,446	(37,468,852)	(8,425,917)
Shares issued for debts settlement	—	—	6,632,605	6,633	603,965	—	—	(263,616)	—	346,982
Reclass Derivative liability from conversion	—	—	—	—	3,574,807	—	—	—	—	3,574,807
Shares issued for conversions	—	—	47,865,888	47,866	967,525	—	—	—	—	1,015,391
Initial valuation of BCF	—	—	—	—	149,143	—	—	—	—	149,143
Share issued for Cash	—	—	4,142,857	4,143	215,857	—	—	(220,000)	—	—
Shares issued for service compensation	—	—	89,111,251	89,111	6,384,569	—	—	(390,830)	—	6,082,850
Shares issued for LOI	—	—	10,000,000	10,000	1,165,000	—	—	—	—	1,175,000
Shares issued for Award - Bizright	—	—	200,000,000	200,000	17,800,000	(18,000,000)	—	—	—	—
Shares issued for EB-5	2,000,000	2,000	—	—	1,998,000	—	(2,000,000)	—	—	—
Net Loss	—	—	—	—	—	—	—	—	(6,033,380)	(6,033,380)
Balance at December 31, 2018	2,000,000	2,000	637,860,318	637,861	58,747,246	(18,000,000)	—	—	(43,502,232)	(2,115,124)
Reclass Derivative liability from conversion	—	—	—	—	286,193	—	—	—	—	286,193
Shares issued for conversions	—	—	13,962,038	13,962	314,913	—	—	—	—	328,875
Shares issued for service compensation	—	—	625,391	625	34,375	—	—	—	—	35,000
Share issued for Cash	—	—	6,000,000	6,000	54,000	—	—	—	—	60,000
Shares issued for debts settlement	—	—	2,026,080	2,026	113,460	—	—	—	—	115,487
Net Loss	—	—	—	—	—	—	—	—	(1,410,156)	(1,410,156)
Balance at March 31, 2019	2,000,000	2,000	660,473,827	660,474	59,550,187	(18,000,000)	—	—	(44,912,387)	(2,699,726)

The accompanying notes are an integral part of these condensed consolidated financial statements

Sugarmade, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows For

The Nine Months Ended March 31, 2020 and 2019

	For the nine months ended
	March 31,	March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(11,913,186)	$(10,052,588)
Adjustments to reconcile net loss to cash flows from operating activities:
Initial valuation of debt discount	449,300	149,143
Loss on settlement	382,635	295,963
Gain on debt forgiveness	—	(16,649)
Amortization of debt discount	756,981	870,355
Stock based compensation	6,086,800	3,151,206
Change in fair value of derivative liability	864,878	4,171,733
Amortization of Intangible Assets	1,050	1,050
Change in exercise of warrant	92,756	(1,208)
Depreciation and amortization	47,526	41,482

Changes in assets and liabilities:
Accounts receivable	178,057	77,653
Inventory	(165,005)	(96,120)
Prepayment, deposits and other receivables	(35,271)	(168,067)
Loan receivable	—	(33,904)
Lease liability	(64,247)	—
Accounts payable and accrued liabilities	58,058	(161,930)
Customer deposits	(47,911)	(19,381)
Other assets	(20,000)	(30,000)
Investment Payable	597,830	—
Unearned revenue	(57,415)	(45,129)
Interest Payable	264,452	236,826
Right of use assets	67,258	—
Accrued interest and other payables	(53,609)	125,468

Net cash used in operating activities	(2,509,063)	(1,504,097)

Cash flows from investing activities:
Investment	(700,000)	—
Payment for property and equipment	—	(297,154)

Net cash used in investing activities	(700,000)	(297,154)

Cash flows from financing activities:
Proceeds from shares issuance	565,000	155,000
Proceeds from convertible debt	2,051,887	1,630,500
Proceeds (Repayment) from(to) loans	119,890	12,546
Payment to loan payable-related parties	20,000	(5,000)
Payment to note payable-related parties	(2,573)	—
Proceeds from advance share issuance	136,000	—
Bank overdraft	20,965	—
Loan receivable	271,033	—
Net cash provided by financing activities	3,182,202	1,793,046

Net increase (decrease) in cash	(26,861)	(8,205)

Cash paid during the period for:
Cash, beginning of period	34,371	42,121
Cash, end of period	$7,510	$33,916

Supplemental disclosure of non-cash financing activities —
Shares issued for conversion of convertible debt	988,753	564,051
Reduction in derivative liability due to conversion	1,260,333	6,575,434
Debt discount related to convertible debt	1,110,311	2,217,123
Debts settled through shares issuance	229,000	1,875,647
Shares issued for award to Bizright	(32,291,060)	—
Shares cancelled for termination of Bizright Acquisition	32,283,910	—
Shares issued for warrant exercise	28,381	—
Shares issued for advanced share payment	—	2,641,000
Reclassification from prepaid deposit to BZRTH investment	(883,958)	—

The accompanying notes are an integral part of these condensed consolidated financial statements

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

1.	Nature of Business

Sugarmade, Inc. (hereinafter referred to as’‘we’’, ’‘us” or “the/our Company’’) is a publicly traded company incorporated in the state of Delaware. Our previous legal name was Diversified Opportunities, Inc. Our Company, Sugarmade, Inc. operates much of its business activities through our subsidiary, SWC Group, Inc., a California corporation (“SWC’’).

Sugarmade, Inc. was founded in 2010. In 2014, CarryOutSupplies.com was acquired by Sugarmade, Inc., creating the Company as it is today. As of the end of the reporting period, March 31, 2020, we were involved in two businesses including the supply of products to the quick service restaurant sub-sector of the restaurant industry and as an importer, distributor and marketer of hydroponic supplies to various agricultural sectors. We had previously been a marketer of culinary seasoning products Seasoning Stix and Sriracha Seasoning Stix and a marketer of tree-free paper products. These products were discontinued during 2018 in order to focus the majority of our corporate resources on the marketing of hydroponic supplies.

The marketplace in which we plan to be mainly engaged is generally referred to as hydroponic agricultural supplies. While some of our customers are engaged in the legal cultivation, processing and/or distribution of cannabis or cannabis containing products, our Company neither sells any products containing cannabis nor do we handle, process, or distribute any products containing cannabis.

Our legacy business operation, CarryOutSupplies.com, is a producer and wholesaler of custom printed and generic supplies servicing more than 2,000 quick service restaurants. Our products include double poly paper cups for cold beverage; disposable, clear, plastic cold cups, paper coffee cups, yogurt cups, ice cream cups, cup lids, cup sleeves, food containers, soup containers, plastic spoons and many other similar products for this market sector. CarryOutSupplies.com was founded in 2009 when the founders gained first-hand experience within the restaurant industry of the difficulty for restaurant owners to acquire custom printed supplies at a reasonable cost. Many quick service restaurants wish to acquire custom printed products, such as those embossed with logos, but the minimum order size for such customization had been cost prohibitive. With that in mind, carry out supplies was founded to provide products to this underserved section of the market. Since that time, the company has become a key supplier to many popular U.S. franchises, particularly in the frozen dessert segments.

During December 2017, the Company entered into a master marketing agreement with BizRight, LLC, a leading marketer and manufacturer of hydroponic growth supplies, which offers a range of hydroponics-related products including: HPS grow lights, electronic ballasts, HPS Bulbs, nutrient mixes, environmental control products, pH measurement and calibration solutions and other grow and storage products. BizRight operates the ZenHydro.com website and other e-commerce properties, and sells various products to distributors and retailers. On April 11, 2018, the same rights under the master marketing agreement were assigned to BZRTH Inc. On February 5, 2019, the Company exercised its option to acquire BZRTH and the transaction had been closed on October 30, 2019. On January 15, 2020, the Company entered into a Rescission and Mutual Release Agreement (“Agreement”) with each of the parties agreeing to rescind the transaction and return all consideration exchanged pursuant to the Stock Exchange Agreement.

On February 7, 2020, the Company (the "Buyer") entered into a share sale and purchase agreement with Indigo Dye Group Corp. ("Indigo", the "Seller") located in Sacramento, California. Indigo carries on business as a cannabis delivery business under the name BudCars and Sugarmade has an interest in making an investment in Indigo in order to further its corporate growth goals. All the parties agree as follows:

Sugarmade will invest Seven Hundred Thousand Dollars ($700,000) (the “Investment”) into Indigo for inventory, equipment, and marketing expenses.

Sugarmade will make the Investment in twelve monthly equal installments of $58,333 with the acceleration of the payment schedule possible depending on business growth, cash flow needs and capital availability.

Sugarmade will receive a Forty Percent (40%) of the issued shares in Indigo Dye. upon execution of the final agreement. The value used for this transaction is $1,750,000 and each percentage (1%) of the company is worth $17,500.

In the event that Sugarmade is not able to make a payment of $58,333 in any month, it will have 90 days to cure the default. on the 91st day the investment plan will cease and the amount of invested capital will be calculated based on an enterprise value of $1,750,000 or $17,500 per 1% of owned equity.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

2.	Summary of Significant Accounting

Policies Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management’s opinion however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation.

These interim condensed consolidated financial statements should be read in conjunction with our Company’s Annual Report on Form 10-K for the year ended June 30, 2019, which contains our audited consolidated financial statements and notes thereto, together with the Management’s Discussion and Analysis of Financial Condition and Results of Operation, for the year ended June 30, 2019. The interim results for the period ended March 31, 2020 are not necessarily indicative of the results for the full fiscal year.

Principles of consolidation

The condensed consolidated unaudited financial statements include the accounts of our Company and its wholly-owned subsidiaries, SWC Group Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Going concern

The Company sustained continued losses from operations during the nine months ended March 31, 2020 and for the fiscal year ended June 30, 2019. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

Our condensed consolidated financial statements have been prepared assuming that we will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Management is endeavoring to increase revenue-generating operations. While priority is on generating cash from operations through the sale of the Company’s products, management is also seeking to raise additional working capital through various financing sources, including the sale of the Company’s equity and/or debt securities, which may not be available on commercially reasonable terms to our Company, or which may not be available at all. If such financing is not available on satisfactory terms, we may be unable to continue our business as desired and our operating results will be adversely affected. In addition, any financing arrangement may have potentially adverse effects on us and/or our stockholders. Debt financing (if available and undertaken) will increase expenses, must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced and the new equity securities may have rights, preferences or privileges senior to those of the current holders of our common stock.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

2.	Summary of Significant Accounting (continued)

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Revenue recognition

We recognize revenue in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC’’) No. 606, Revenue Recognition. Sugarmade applied a five-step approach in determining the amount and timing of revenue to be recognized: (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price to the performance obligations in the contract and (5) recognizing revenue when the performance obligation is satisfied.

Substantially all of the Company’s revenue is recognized at the time control of the products transfers to the customer.

Cash

Cash and cash equivalents consist of amounts held as bank deposits and highly liquid debt instruments purchased with an original maturity of three months or less.

From time to time, we may maintain bank balances in interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation for interest bearing accounts (there is currently no insurance limit for deposits in noninterest bearing accounts). We have not experienced any losses with respect to cash. Management believes our Company is not exposed to any significant credit risk with respect to its cash.

Accounts receivable

Accounts receivable are carried at their estimated collectible amounts, net of any estimated allowances for doubtful accounts. We grant unsecured credit to our customer’s deemed credit worthy. Ongoing credit evaluations are performed and potential credit losses estimated by management are charged to operations on a regular basis. At the time any particular account receivable is deemed uncollectible, the balance is charged to the allowance for doubtful accounts. The Company had accounts receivable net of allowances of $40,088 as of March 31, 2020 and of $218,145 as of June 30, 2019.

Inventory

Inventory consists of finished goods paper and paper-based products such as paper cups and food containers ready for sale and is stated at the lower of cost or market. We value our inventory using the weighted average costing method. Our Company’s policy is to include as a part of inventory any freight incurred to ship the product from our contract manufacturers to our warehouses. Outbound freights costs related to shipping costs to our customers are considered period costs and reflected in selling, general and administrative expenses. We regularly review inventory and consider forecasts of future demand, market conditions and product obsolescence.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

2.	Summary of Significant Accounting (continued)

If the estimated realizable value of our inventory is less than cost, we make provisions in order to reduce its carrying value to its estimated market value. On a consolidated basis, as of March 31, 2020 and June 30, 2019, the balance for the inventory totaled $521,290 and $356,285, respectively. Obsolescence reserve at March 31, 2020 and June 30, 2019 were $11,571 and $120,486, respectively.

Property and equipment

Property and equipment is stated at the historical cost, less accumulated depreciation. Depreciation on property and equipment is provided using the straight-line method over the estimated useful lives of the assets for both financial and income tax reporting purposes as follows:

Machinery and equipment	3-5 years
Furniture and equipment	7 years
Vehicles	5 years
Leasehold improvements	5 years

Expenditures for renewals and betterments are capitalized while repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Upon sale or disposal of an asset, the historical cost and related accumulated depreciation or amortization of such asset were removed from their respective accounts and any gain or loss is recorded in the statements of income.

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition and other economic factors. Based on this assessment, no impairment expenses for property, plant, and equipment was recorded in operating expenses during the nine months ended March 31, 2020 and 2019.

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset's expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company, as of June 30, 2019, performed an impairment test of all of its intangible assets. Based on the company’s analysis, the company had an amortization of intangible assets of $1,050 for the nine months ended March 31, 2020 and 2019, respectively.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

2.	Summary of Significant Accounting (continued)

Leases

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize the rights and obligations created by leases on the balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-11, Targeted Improvements, ASU No. 2018-10, Codification Improvements to Topic 842, and ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations.

The new standard became effective April 1, 2019. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods. The Company adopted the new standard on July 1, 2019 using the modified retrospective transition approach as of the effective date of the initial application. The new standard provides a number of optional practical expedients in transition. The Company elected the “package of practical expedients”, which permits entities not to reassess under the new lease standard prior conclusions about lease identification, lease classification and initial direct costs. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements.

The most significant effects of the adoption of the new standard relate to the recognition of new ROU assets and lease labilities on our balance sheet for office operating leases and providing significant new disclosures about our leasing activities.

The new standard also provides practical expedients for an entity’s ongoing accounting. The Company has also elected the short-term leases recognition exemption for all leases that qualify. This means that the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets and lease liabilities, for existing short-term leases of those assets in transition. The Company also currently expects to elect the practical expedient to not separate lease and non-lease components for its leases. All existing leases are reported under this rule.

Under ASC 840, leases were classified as either capital or operating, and the classification significantly impacted the effect the contract had on the company's financial statements. Capital lease classification resulted in a liability that was recorded on a company's balance sheet, whereas operating leases did not impact the balance sheet. Since the Company elected not to recast the prior year financial statements, $455,590 of operating lease right-of-use asset and $465,826 of operating lease liabilities were not retroactively reflected to June 30, 2019 financial statements after the new adoption, and $388,332 of operating lease right-of-use asset and $401,579 of operating lease liabilities were reflected to March 31, 2020 financial statements.

Income taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspect of the recognition and measurement related to accounting for income taxes. We adopted the provisions of ASC 740 as of October 2, 2008, and have analyzed filing positions in each of the federal and state

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

2.	Summary of Significant Accounting (continued)

jurisdictions where we are required to file income tax returns, as well as open tax years in these jurisdictions. We have identified the U.S. federal and California as our “major” tax jurisdictions and generally, we remain subject to Internal Revenue Service examination of our 2013 U.S. federal income tax returns. However, we have certain tax attribute carryforwards, which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. In addition, we did not record a cumulative effect adjustment related to the adoption of ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes. We have no interest or penalties as of March 31, 2020.

Stock based compensation

Stock based compensation cost to employees is measured at the date of grant, based on the calculated fair value of the stock-based award, and will be recognized as expense over the employee’s requisite service period (generally the vesting period of the award). We estimate the fair value of employee stock options granted using the Binomial Option Pricing Model. Key assumptions used to estimate the fair value of stock options will include the exercise price of the award, the fair value of our common stock on the date of grant, the expected option term, the risk free interest rate at the date of grant, the expected volatility and the expected annual dividend yield on our common stock. We use our company’s own data among other information to estimate the expected price volatility and the expected forfeiture rate. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Loss per share

We calculate basic earnings per share (“EPS”) by dividing our net loss by the weighted average number of common shares outstanding for the period, without considering common stock equivalents. Diluted EPS is computed by dividing net income or net loss by the weighted average number of common shares outstanding for the period and the weighted average number of dilutive common stock equivalents, such as options and warrants. Options and warrants are only included in the calculation of diluted EPS when their effect is dilutive.

Fair value of financial instruments

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - unobservable inputs which are supported by little or no market activity.

The Company used Level 3 inputs for its valuation methodology for the derivative liabilities in determining the fair value using the Binomial option-pricing model for the nine months ended March 31, 2020.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

2.	Summary of Significant Accounting (continued)

Derivative instruments

The fair value of derivative instruments is recorded and shown separately under current liabilities. Changes in the fair value of derivatives liability are recorded in the consolidated statement of operations under non-operating income (expense).

Our Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a weighted average Binomial option-pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Segment Reporting

FASB ASC Topic 280, “Segment Reporting”, requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the Company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

FASB ASC Topic 280 has no effect on the Company’s financial statements as substantially all of its operations are conducted in one industry segment – paper and paper-based products such as paper cups, cup lids, food containers, etc.

New accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company adopted this ASU on the consolidated financial statements in the quarter ended March 31, 2020.

3.	Concentration

Customers

For the nine months ended March 31, 2020 and 2019, our Company earned net revenues of $1,891,140 and $3,459,511 respectively. The vast majority of these revenues for the period ending March 31, 2020 were derived from a large number of customers, whereas the vast majority of these revenues for the period ending March 31, 2019 were derived from a limited number of customers. No customers accounted for over 10% of the Company’s total revenues for the period ended March 31, 2020.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

3.	Concentration (continued)

Suppliers

For the nine months ended March 31, 2020 and 2019, we purchased products for sale from several contract manufacturers located in Asia and the U.S. A substantial portion of the Company's inventory is purchased from two (2) suppliers. The two (2) suppliers accounted as follows: Two suppliers accounted for 42.50% and 50.50% of the Company's total inventory purchase for the nine months ended March 31, 2020 and 2019, respectively.

4.	Equity Transaction - Exclusive License Rights and Acquisition

On December 13, 2017, we entered into a Master Marketing Agreement with BizRight, LLC (“BizRight”), a leading marketer and manufacturer of hydroponic growth supplies, which offers a range of hydroponics-related products including: HPS grow lights, electronic ballasts, HPS Bulbs, nutrient mixes, environmental control products, pH measurement and calibration solutions and other grow and storage products. BizRight operates the ZenHydro.com website and other e-commerce properties, and sells various products to distributors and retailers.

Under the terms of the Master Marketing Agreement, all products procured, developed and imported by BizRight will be sold by the Company. The expected term of the exclusive license rights is 20 years. BizRight and its owners will be compensated via a combination of cash and common shares in Sugarmade. Effective the contract date, Bizright will be compensated Two hundred million (200,000,000) common shares. Sugarmade will compensate BizRight and its owners six million dollars ($6,000,000) in cash. The amount due will be divided over 3 payments equally and are contingent upon the filing of the S-1 and significant funding.

We began recognizing revenues under this marketing agreement during April 2018 and stopped recognizing the revenue early 2019 upon exercise of the purchase option under the agreement. As of June 30, 2019, BizRight had assigned the marketing agreement to its operating entity, BZRTH and the Company had exercised the option to purchase 100% equity ownership of BZRTH.

As of June 30, 2019, cash of $870,000 and 200 million shares of the Company’s common stock had been paid and issued in connection with the acquisition.

On October 30, 2019, SGMD closed the previously announced acquisition of BZRTH, Inc., a Nevada corporation (“BZRTH”) pursuant to a Stock Exchange Agreement. The total consideration to be paid by the Company to acquire BZRTH was 650,000,000 shares of SGMD’s common stock, 3,500,000 shares of Series B convertible preferred stock, $870,000 in cash, and 5% promissory notes in the sum of $7,130,000.00 due on or before October 31, 2021 to the BZRTH shareholders. $870,000 of cash had been paid along with 449,373,817 common shares and 750,000 Series B Convertible Preferred shares.

As of December 31, 2019, cash of $870,000 and 249 million shares of the Company’s common stock had been paid and issued in connection with the acquisition.

On January 15, 2020, the Company entered into a Rescission and Mutual Release Agreement (“Agreement”) with each of the parties agreeing to return all consideration exchanged pursuant to the Stock Exchange Agreement.

The shareholders of BZRTH have agreed to surrender for cancellation, 448,873,817 common shares and 750,000 Series B Convertible Preferred shares. On an as converted to common basis the returns to Sugarmade’s treasury equal 448,873,817 relating to the common shares to be surrendered and 750,000,000 million common shares equivalents due to each Series B Convertible Preferred share converting to common shares on a 1 for 1,000 basis. Thus, on a common share equivalent basis, the surrender equals 1,199,373,817 common shares, if all Preferred Series B were converted. As part of the Agreement, the Company will retain or will receive 102,248 shares in BZRTH.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

5.	Legal Proceedings

From time to time and in the course of business, we may become involved in various legal proceedings seeking monetary damages and other relief. The amount of the ultimate liability, if any, from such claims cannot be determined. As of date of this filing, there were no legal claims currently pending or, to our knowledge, threatened against our Company that, in the opinion of our management, would be likely to have a material adverse effect on our financial position, results of operations or cash flows, except as follows:

●	On December 11, 2013, the Company was served with a complaint from two Convertible Note Holders and investors in the Company, Lovitt & Hannan, Inc. Salary Deferral Plan FBO J. Thomas Hannan, Attorney at Law 401K Plan and Trust, and Kevin M. Kearney. The Company's former CEO, Scott Lantz, was also named in the suit. On February 21, 2017, the Company signed a settlement agreement with the plaintiffs. Under the terms of the settlement agreement, the Company agreed to pay the plaintiffs $307,000 to settle all claims against the Company, which included the payoff of the two notes outstanding within one (1) week. Upon receipt of all payments, plaintiffs will surrender for cancellation 230,000 of the Company's shares within ten (10) days. The parties agreed that all claims against the Company would be satisfied through such payments and that the matter would be fully resolved. As of June 30, 2018, third-parties had purchased two (2) notes of approximately $80,000, reducing the Company's exposure by $80,000. As of the date of this filing the balance for accrued legal settlement for Hannan vs Sugarmade has been reduced to $227,000, plus interest until the date of complete payoff.
●	On August 13, 2019, a lawsuit was filed against the Company for unpaid legal fees of $50,000.00, which originates from the Company’s former chairman and CEO. The Company was served in or around September 2019. The Company has filed a response to the underlying complaint to preserve its rights to defend the lawsuit should it become necessary. As of the date of this filing, litigation is ongoing. However, the Company plans to amicably resolve this matter and anticipates that it will be settled and dismissed.

There can be no assurances the ultimate liability relative to these lawsuits will not exceed what is outlined above.

6.	Other Current Assets

As of March 31, 2020 and June 30, 2019, other current assets consisted of the following:

	For the periods ended
	March 31, 2020	June 30, 2019
Prepaid Deposit	$1,248,498	$2,145,000
Prepaid Inventory	38,429	172,045
Employees Advance	—	16,052
Prepaid Expenses	198,045	358,702
Other	8,174	28,075
Total:	$1,493,146	$2,719,875

7.	Intangible Asset

On August 21, 2017, the Company entered into an intellectual property assignment agreement with Sound Decisions to revamp the company’s shoplifty website to generate and attract more traffic from potential customers. The Company made a payment of $14,000 for the website (intellectual property). The Company amortized this use right as intangible asset over ten years, and recorded amortization expense of $1,050 for the periods ended March 31, 2020 and June 30, 2019, respectively.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

8.	Property and Equipment, net

As of March 31, 2020 and June 30, 2019, the property, plant and equipment, net of accumulated depreciation expenses were $429,059 and $476,585, respectively.

For the nine months ended March 31, 2020 and 2019, depreciation expenses amounted to $47,526 and $26,578, respectively.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition and other economic factors. Based on this assessment, no impairment expenses for property, plant, and equipment was recorded in operating expenses during the nine months ended March 31, 2020 and 2019.

9.	Investments

On February 7, 2020, the Company (the "Buyer") entered into a share sale and purchase agreement with Indigo Dye Group Corp. ("Indigo", the "Seller") located in Sacramento, California. Indigo carries on business as a cannabis delivery business under the name BudCars and Sugarmade has an interest in making an investment in Indigo in order to further its corporate growth goals. All the parties agree as follows:

Sugarmade will invest Seven Hundred Thousand Dollars ($700,000) (the “Investment”) into Indigo for inventory, equipment, and marketing expenses.

Sugarmade will make the Investment in twelve monthly equal installments of $58,333 with the acceleration of the payment schedule possible depending on business growth, cash flow needs and capital availability.

Sugarmade will receive a Forty Percent (40%) of the issued shares in Indigo Dye. upon execution of the final agreement. The value used for this transaction is $1,750,000 and each percentage (1%) of the company is worth $17,500.

In the event that Sugarmade is not able to make a payment of $58,333 in any month, it will have 90 days to cure the default. on the 91st day the investment plan will cease and the amount of invested capital will be calculated based on an enterprise value of $1,750,000 or $17,500 per 1% of owned equity.

As of March 31, 2020 and June 30, 2019, the Company made investments in total of $1,583,958 and $0, respectively. The $1,583,958 included $883,958 paid for BZRTH acquisition for the year ended June 30, 2019 which were recorded under prepaid expenses and advance to investments, and $700,000 investment in Indigo Dye Group Corp during the period ended March 31, 2020.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

10.	Advanced to Investments

During December 2017, the Company entered into a master marketing agreement with BizRight, LLC, a leading marketer and manufacturer of hydroponic growth supplies, which offers a range of hydroponics-related products including: HPS grow lights, electronic ballasts, HPS Bulbs, nutrient mixes, environmental control products, pH measurement and calibration solutions and other grow and storage products. BizRight operates the ZenHydro.com website and other e-commerce properties, and sells various products to distributors and retailers. On April 11, 2018, the same rights under the master marketing agreement were assigned to BZRTH Inc. On February 5, 2019, the Company exercised its option to acquire BZRTH and the transaction had been closed on October 30, 2019 in total fair value of $18,000,000. On January 15, 2020, the Company entered into a Rescission and Mutual Release Agreement (“Agreement”) with each of the parties agreeing to rescind the transaction and return all consideration exchanged pursuant to the Stock Exchange Agreement.

As of March 31, 2020 and June 30, 2019, the advanced to investments were $0 and $18,000,000.

11.	Loan Receivables

On August 1, 2019, the Company loaned in total amount of $196,000 to Hempistry Inc. The borrower promises to repay this principal amount to the lender in the form of a 12% stake of borrower's hemp crop located at Madisonville, KY, during borrower's 2019 crop harvest. If 12% of borrower's 2019 crop does not result in a yield of 13,800 pounds of dry hemp biomass, borrower shall provide additional dry biomass above and beyond the 12% lender is entitled to, to assure lender receives at least 13,800 pounds of dry biomass as payment to this loan.

As of March 31, 2020 and June 30, 2019, the loan receivables were $206,500 and 85,533, respectively.

12.	Convertible Notes

As of March 31, 2020 and June 30, 2019, the balance owing on convertible notes, net of debt discount, with terms as described below was $1,961,479 and $1,046,909, respectively.

Convertible notes issued as of March 31, 2020 were as follows:

Convertible note 1: On August 24, 2012, the Company entered into a convertible promissory note with an accredited investor for $25,000. The note has a term of six (6) months with an interest rate of 10% and is convertible to common shares at a 25% discount of the average of 30 days prior to the conversion date. As of March 31, 2020, the note is in default.

Convertible note 2: On September 18, 2012, the Company entered into a convertible promissory note with an accredited investor for $25,000. The note has a term of six (6) months with an interest rate of 10% and is convertible to common shares at a 25% discount of the average of 30 days prior to the conversion date. As of March 31, 2020, the note is in default.

Convertible note 3: On December 21, 2012, the Company entered into a convertible promissory note with an accredited investor for $100,000. The note has a term of six (6) months with an interest rate of 10% and is convertible to common shares at a 25% discount of the average of 30 days prior to the conversion date. As of March 31, 2020, the note is in default.

Convertible note 4: On March 1, 2017, the Company entered into a convertible promissory note with an accredited investor for $100,000. The note has been purchased by other investor in total amount of $156,067 with a term of nine (9) months with an interest rate of 10% and is convertible to common shares at a 45% discount to the then current market price of our shares. As of March 31, 2020, the remaining balance of note was $60,751.

Convertible note 5: On May 17, 2017, the Company entered a convertible promissory note with an investor for a total amount of $1,375,000 (after $10,000 legal and due diligence fee) with an OID of $125,000, the note will be fulfilled through a series of funding. The note is due 12 months after each funding date and bears an interest rate of 10%. The conversion price for the note is 55% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date. In connection with the note, the investor will also receive warrants and is calculated based on 15% of the maturity amount. The warrants have a life of four years with exercise price of $0.15 per share and have cashless exercise option. During the three months ended September 30, 2019, the holder exercised 1,766,544 cashless warrant shares into 28,381,818 shares of the Company’s common stock. On September 23, 2019, the remaining warrant shares were settled by exchange $200,000 convertible note with interest of 10% per annum, due on September 23, 2020, with conversion price of 55% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date. As of March 31, 2020, the original principal balance has been fully converted, the remaining default charge balance of the note was $250,000, and the new convertible note balance was $200,000.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

12.	Convertible Notes (continued)

Convertible note 6: On September 20, 2018, the Company entered a convertible promissory note with an accredited investor for a total amount of $267,500 (includes $5,000 legal fee and an OID of $12,500). The note is due 360 days and bears an interest rate of 8%. The conversion price for the note is 55% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date. As of March 31, 2020, the principal balance of 245,000 has been fully converted into the Company’s common stock.

Convertible note 7: On November 1, 2018, the Company entered into a convertible promissory note with an accredited investor for $100,000. The note has a term of one year with an interest rate of 8% and is convertible to common shares at a fixed conversion price of $0.07. As of March 31, 2020, the note is in default.

Convertible note 8: On November 16, 2018, the Company entered into a convertible promissory note with an accredited investor for $80,000. The note has a term of one year with an interest rate of 8% and is convertible to common shares at a fixed conversion price of $0.07. As of March 31, 2020, the note is in default.

Convertible note 9: On November 16, 2018, the Company entered into a convertible promissory note with an accredited investor for $40,000. The note has a term of one year with an interest rate of 8% and is convertible to common shares at a fixed conversion price of $0.07. As of March 31, 2020, the note is in default.

Convertible note 10: On December 3, 2018, the Company entered into a convertible promissory note with an accredited investor for $35,000. The note has a term of one year with an interest rate of 8% and is convertible to common shares at a fixed conversion price of $0.07. As of March 31, 2020, the note is in default.

Convertible note 11: On December 26, 2018, the Company entered a convertible promissory note with an accredited investor for a total amount of $250,000 (includes $5,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 45% of average three lowest closing bid for the 20 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully converted.

Convertible note 12: On January 8, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $105,000. The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 35% of average two lowest closing bid for the 20 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully converted.

Convertible note 13: On January 22, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $100,000. The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 42% of average three lowest closing bid for the 20 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully converted.

Convertible note 14: On January 24, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $53,000. The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 35% of average two lowest closing bid for the 20 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully converted.

Convertible note 15: On February 26, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $100,000. The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 42% of average three lowest closing bid for the 20 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully converted.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

12.	Convertible Notes (continued)

Convertible note 16: On March 4, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $250,000 (includes $7,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 58% of average two lowest closing bid for the 20 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully converted.

Convertible note 17: On April 2, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $100,000 (includes $2,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 40% of average three lowest closing bid for the 10 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully repaid by cash.

Convertible note 18: On April 4, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $100,000 (includes $2,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 58% of average two lowest closing bid for the 20 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully converted.

Convertible note 19: On May 2, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $125,000 (includes $2,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 40% of average three lowest closing bid for the 10 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully repaid by cash.

Convertible note 20: On May 7, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $125,000 (includes $2,500 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 58% of average two lowest closing bid for the 20 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully repaid by cash.

Convertible note 21: On May 29, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $125,000 (includes $2,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 40% of average three lowest closing bid for the 10 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully repaid by cash.

Convertible note 22: On June 12, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $125,000 (includes $2,500 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 58% of average two lowest closing bid for the 20 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully repaid by cash.

Convertible note 23: On July 3, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $125,000 (includes $2,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 40% discount of average three lowest closing bid for the 10 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully repaid by cash.

 Convertible note 24: On July 30, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $162,000 (includes $7,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 40% discount of the lowest closing bid for the 20 consecutive trading days prior to the conversion date. During the three months ended March 31, 2020, the accredited investor converted $132,000 principal with $6,106 accrued interest expense into the Company’s common stock in total share of 64,469,956. As of March 31, 2020, the remaining principal balance was $30,000.

Convertible note 25: On August 14, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $153,000 (includes $3,000 OID). The note is due 360 days and bear an interest rate of 10%. The conversion price for the note is 65% of the average of lowest two closing bid for the 20 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully converted.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

12.	Convertible Notes (continued)

Convertible note 26: On August 29, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $275,000 (includes $37,500 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 60% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 27: On August 29, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $275,000 (includes $25,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 60% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 28: On September 23, 2019, the Company entered a warrant settlement agreement to exchange convertible promissory note for a total amount of $200,000. The note is due 360 days and bear an interest rate of 10%. The conversion price for the note is 55% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date. As of March 31, 2020, the note has been fully settled by $127,321 of cash and 18,181,818 shares of common stock.

Convertible note 29: On September 27, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $165,000 (includes $16,250 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 60% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 30: On September 27, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $165,000 (includes $16,250 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 55% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 31: On October 28, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $225,500 (includes $23,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 60% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 32: On October 28, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $225,500 (includes $23,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 60% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 33: On November 14, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $125,000 (includes $3,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 60% of the average three lowest closing bid for the 10 consecutive trading days prior to the conversion date.

Convertible note 34: On November 29, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $106,150 (includes $11,150 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 60% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 35: On November 29, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $106,150 (includes $11,150 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 60% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 36: On December 10, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $106,700 (includes $11,700 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 60% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 37: On December 10, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $106,700 (includes $11,700 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 60% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 38: On December 27, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $112,200 (includes $12,200 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 60% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

12.	Convertible Notes (continued)

Convertible note 39: On October 31, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $139,301. The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is $0.008 per share.

Convertible note 40: On November 1, 2019, the Company entered a convertible promissory note with an accredited investor for a total amount of $100,000. The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is $0.008 per share.

Convertible note 41: On January 3, 2020, the Company entered a convertible promissory note with an accredited investor for a total amount of $112,200 (includes $12,200 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 60% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

Convertible note 42: On January 14, 2020, the Company entered a convertible promissory note with an accredited investor for a total amount of $150,000 (includes $3,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 38% discount to average of three lowest closing prices for the 10 consecutive trading days prior to the conversion date.

Convertible note 43: On January 22, 2020, the Company entered a convertible promissory note with an accredited investor for a total amount of $128,000 (includes $3,000 OID). The note is due 360 days and bear an interest rate of 10%. The conversion price for the note is 35% discount to average of two lowest closing prices for the 20 consecutive trading days prior to the conversion date.

Convertible note 44: On February 4, 2020, the Company entered a convertible promissory note with an accredited investor for a total amount of $110,000 (includes $10,000 OID). The note is due 360 days and bear an interest rate of 12%. The conversion price for the note is $0.001 per share.

Convertible note 45: On February 18, 2020, the Company entered a convertible promissory note with an accredited investor for a total amount of $100,000 (includes $10,000 OID). The note is due 360 days and bear an interest rate of 12%. The conversion price for the note is $0.001 per share.

Convertible note 46: On March 5, 2020, the Company entered a convertible promissory note with an accredited investor for a total amount of $125,000 (includes $3,000 OID). The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 38% discount to average of three lowest closing prices for the 10 consecutive trading days prior to the conversion date.

In connection with the convertible debt, debt discount balance as of March 31, 2020 and June 30, 2019 were $1,742,672 and $1,189,341, respectively, and were being amortized and recorded as interest expenses over the term of the convertible debt.

13.	Derivative liabilities

The derivative liability is derived from the conversion features in note 9 and stock warrant in note 11. All were valued using the Binomial option pricing model using the assumptions detailed below. As of March 31, 2020 and June 30, 2019, the derivative liability was $3,706,809 and $2,991,953, respectively. The Company recorded $2,075,982 gain and $3,661,383 loss from changes in derivative liability during the nine months ended March 31, 2020 and 2019, respectively. The Binomial Option Price Model with the following assumption inputs:

March 31, 2020
Annual dividend yield	—
Expected life (years)	0.5-1.00
Risk-free interest rate	0.15-2.09%
Expected volatility	118-153%

June 30, 2019
Annual dividend yield	—
Expected life (years)	0.5-1.00
Risk-free interest rate	2.49-2.72%
Expected volatility	87-123%

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

13.	Derivative liabilities (continued)

Fair value of the derivative is summarized as below:

Beginning Balance, June 30, 2019	$2,991,953
Additions	3,999,033
Mark to Market	(2,075,982)
Reclassification to APIC due to conversions	(1,260,333)
Balance, March 31, 2020	$3,706,809

14.	Stock warrants

On May 17, 2017, the Company entered a promissory note with an accredited investor for a total amount of $1,375,000 (after $10,000 legal and due diligence fee) with an OID of $125,000, the note will be fulfilled through a series of funding. In connection with the note, the investor will also receive warrants and is calculated based on 15% of the maturity amount. The warrants have a life of four years with an exercise price of $0.15 per share and have cashless exercise option. The fair value of the warrants at the grant date was $40,400. During the three months ended September 30, 2019, the holder exercised 1,766,544 cashless warrant shares into 28,381,818 shares of the Company’s common stock. On September 23, 2019, the remaining warrant shares were settled by exchange $200,000 convertible note with interest of 10% per annum, due on September 23, 2020, with conversion price of 55% of the lowest closing bid for the 20 consecutive trading days prior to the conversion date.

On September 7, 2018, the Company entered a settlement agreement with several investors to settle all disputes by issues additional unrestricted shares. In connection with the note each individual investor will also receive warrants equal to the number of the shares the investors own as of the effective date of the settlement agreement. The warrants have a life of five years with an exercise price as of the date of exchange. The fair value of the warrants at the grant date was $56,730. As of March 31, 2020 and June 30, 2019, the fair value of the warrant liability was $1,737 and $19,103, respectively.

On February 4, 2020, the Company entered a warrant agreement with an accredited investor up to 10,000,000 shares of common stock of the Company at exercise price of $0.008 per share, subject to adjustment. The warrants have a life of five years with an exercise price as of the date of exchange. The fair value of the warrants at the grant date was $70,000. As of March 31, 2020, the fair value of the warrant liability was $30,000.

As of March 31, 2020 and June 30, 2019, the total fair value of the warrant liability was $31,737 and $24,658, respectively.

15.	Note payable due to bank

During October 2011, we entered into a revolving demand note (line of credit) arrangement with HSBC Bank USA, with a revolving borrowing limit of $150,000. The line of credit bears a variable interest rate of one quarter percent (0.25%) above the prime rate (5.5% as of December 20, 2018). In the event the deposit account is not established or minimum balance maintained, HSBC can charge a higher rate of interest of up to 4.0% above prime rate. As of March 31, 2020 and June 30, 2019, the loan principal balance was $25,982. As of March 31, 2020, the note is in default.

16.	Related party transactions

On January 23, 2013, the Company entered into a promissory note with its former employee who owns less than 5% of the Company’s stock. The original principal amount was $40,000 and the note bore no interest. The note was payable upon demand. As of March 31, 2020 and June 30, 2019, this note had a balance of $15,427.

On January 14, 2015, the Company entered into a promissory note with Richard Ko (an employee of the Company, who owns less than 5% of the Company’s stock). The principle amount was $30,000 and the note bore no interest. The note had a term of one (1) year and was due on January 14, 2016, and became payable upon demand after January 14, 2016. As of March 31, 2020 and June 30, 2019, this note had a balance of $0 and $20,000, respectively.

As of March 31, 2020 and June 30, 2019, the Company had an outstanding balance of notes payable due to related parties of $15,427 and $38,000, respectively.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

16.	Related party transactions (continued)

On July 7, 2016, SWC received a loan in total amount of $30,000 from an employee. During the three months ended December 31, 2019, SWC received additional loan in total amount of 105,000 from a related party. The amount of the loan bear no interest and due on demand. During the three months ended March 31, 2020, the Company repaid $55,000 to the related party. As of March 31, 2020 and June 30, 2019, the balance of the loan due to related party was $50,000 and $30,000, respectively.

From time to time, SWC would receive short-term loans from company former director for its working capital needs.

17.	Loans payable

On October 1, 2017, SGMD entered a straight promissory note with Greater Asia Technology Limited (Greater Asia) for borrowing $100,000 with maturity date on June 30, 2018; the note bears an interest rate of 33.33%. As of March 31, 2020 and June 30, 2019, the note was in default and the outstanding balance under this note was $63,924 and $63,924, respectively.

During the year ended June 30, 2019, the Company entered a series of short-term loan agreements with Greater Asia Technology Limited (Greater Asia) for borrowing $375,000, with interest rate at 40% - 50% of the principal balance. As of March 31, 2020 and June 30, 2019, the outstanding balance with Greater Asia loans was $100,000 and $100,000, respectively.

On January 6, 2015, the Company entered into repayment agreement with its former employee for a loan of $9,500 at no interest. As of March 31, 2020 and June 30, 2019, the Company has an outstanding balance of $0 and $3,584.

On December 17, 2018, the Company entered into a repayment agreement with an individual for $100,000 at no interest. As of March 31, 2020 and June 30, 2019, the Company has an outstanding balance of $2,740 and $17,834, respectively.

On July 1, 2012, CarryOutSupplies entered an equipment loan agreement with a bank with maturity on June 21, 2024. The monthly payment is $648. As of March 31, 2020 and June 30, 2019, the outstanding balance under this loan were $0 and $29,243, respectively.

On March 18, 2020, the Company entered into a loan agreement with Celtic Bank in total loan amount of $150,000, with maturity date on March 18, 2021; this loan requires weekly payments of $3,808 per week for 52 weeks. As of March 31, 2020 and June 30, 2019, the outstanding balance under this loan was $150,000 and $0, respectively.

As of March 31, 2020 and June 30, 2019, the Company had an outstanding loan balance of $334,475 and $214,585, respectively.

18.	Stockholder’s Equity

The Company is authorized to issue 1,990,000,000 shares of $.001 par value common stock and 10,000,000 shares of $.001 par value preferred stock.

Share issuance during the three months ended September 30, 2019 -

During the three months ended September 30, 2019, the Company issued 1,000,000 shares of common stock to settle the old liability to be issued in total amount of $29,000.

During the three months ended September 30, 2019, the Company issued 71,915,557 shares of common stock for debt conversions in total amount of $547,833.

During the three months ended September 30, 2019, the Company issued 11,348,591 shares of common stock for cash in total amount of $100,000.

During the three months ended September 30, 2019, the Company issued 28,381,818 shares of common stock for warrant exercise in total amount of $14,132.

As of September 30, 2019 and June 30, 2019, the Company had 2,000,000 share of its preferred stock, 810,254,536 and 697,608,570 shares of its common stock, respectively, issued and outstanding.

Share issuance during the three months ended December 31, 2019 -

During the three months ended December 31, 2019, the Company issued 18,181,818 shares of common stock to settle the old liability to be issued in total amount of $290,455.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

18.	Stockholder’s Equity (continued)

During the three months ended December 31, 2019, the Company issued 24,994,341 shares of common stock for convertible debt principal with interest conversions in total amount of $142,165.

During the three months ended December 31, 2019, the Company issued 26,621,610 shares of common stock for cash in total amount of $240,000.

During the three months ended December 31, 2019, the Company issued 500,000 shares of common stock for employee bonus in total fair value of $7,550.

During the three months ended December 31, 2019, the Company issued 249,373,817 shares of common stock for acquisition of BZRTH in total fair value of $3,566,046. The shares are to be cancelled in subsequent period pursuant to the rescission on January 15, 2020.

During the three months ended December 31, 2019, the Company issued 750,001 shares of preferred stock for acquisition of BZRTH in total fair value of $10,725,014. The shares of preferred stock are to be cancelled in subsequent period pursuant to the rescission on January 15, 2020.

During the three months ended December 31, 2019, the Company issued 415,000 shares of series B preferred stock for award to employee bonus in total fair value of $5,934,500.

As of December 31, 2019 and June 30, 2019, the Company had 3,165,001 share of its preferred stock, 1,129,926,122 and 697,608,570 shares of its common stock, respectively, issued and outstanding.

Share issuance during the three months ended March 31, 2020 -

During the three months ended March 31, 2020, the Company issued 128,525,706 shares of common stock for convertible debt principal with interest conversions in total amount of $298,756.

During the three months ended March 31, 2020, the Company issued 33,542,856 shares of common stock for cash in total amount of $225,000, include $100,000 share to be issued – common stock.

During the three months ended March 31, 2020, the Company cancelled 448,873,817 shares of common stock for the termination of Bizright acquisition in total fair value of $21,552,088.

During the three months ended March 31, 2020, the Company cancelled 750,001 shares of series B preferred stock for the termination of Bizright acquisition in total fair value of $10,725,014.

As of March 31, 2020 and June 30, 2019, the Company had 2,415,000 and 2,000,000 share of its preferred stock, 843,120,876 and 697,608,570 shares of its common stock, respectively, issued and outstanding.

19.	Shares to be issued – liability

During the year ended June 30, 2019, the Company had entered into multiple private placement agreements and had shares to be issued under liability in total amount of $100,000.

During the three months ended September 30, 2019, the Company had entered into a private placement agreement and had increased shares to be issued for total amount of $96,000.

During the three months ended September 30, 2019, the Company had entered into an employee compensation plan and had increased shares to be issued for total amount of $12,000.

During the three months ended December 31, 2019, the Company had entered into a private placement agreement and had increased shares to be issued for total amount of $40,000.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

19.	Shares to be issued – liability (continued)

During the three months ended December 31, 2019, the Company had entered into an employee compensation plan and had increased shares to be issued for total amount of $14,000.

As of March 31, 2020 and June 30, 2019, the Company had balance of $262,000 and $100,000 share to be issued.

20.	Shares to be issued –equity

As of the year ended June 30, 2019, the Company had potential shares to be issued under common stock in total amount of $29,000.

During the three months ended September 30, 2019, the Company issued the $29,000 share to be issued – equity by 1,000,000 shares of the Company’s common stock.

During the three months ended December 31, 2019, the Company recorded in total amount of $100,000 potential share to be issued – equity.

During the three months ended March 31, 2020, the Company issued 11,764,706 shares of the Company’s common stock for the $100,000 share to be issued – equity which recorded in December 31, 2019.

As of March 31, 2020 and June 30, 2019, the Company had total potential shares to be issued under common stock and preferred stock in total amount of $0 and $29,000, respectively.

21.	Shares to be cancelled – equity

On October 30, 2019, SGMD closed the previously announced acquisition of BZRTH, Inc., a Nevada corporation (“BZRTH”) pursuant to a Stock Exchange Agreement. BZRTH is headquartered in Irwindale, California and is a marketer and manufacturer of hydroponic growth supplies and related products to distributors and retailers. The total consideration to be paid by the Company to acquire BZRTH was 650,000,000 shares of SGMD’s common stock, 3,500,000 shares of Series B convertible preferred stock, $870,000 in cash, and 5% promissory notes in the sum of $7,130,000.00 due on or before October 31, 2021 to the BZRTH shareholders. $870,000 of cash had been paid along with 449,373,817 common shares and 750,000 Series B Convertible Preferred shares.

On January 15, 2020, the Company entered into a Rescission and Mutual Release Agreement (“Agreement”) with each of the parties agreeing to return all consideration exchanged pursuant to the Stock Exchange Agreement. The Agreement provided for mutual releases and indemnities.

The shareholders of BZRTH have agreed to surrender for cancellation, 448,873,817 common shares and 750,000 Series B Convertible Preferred shares. On an as converted to common basis the returns to Sugarmade’s treasury equal 448,873,817 relating to the common shares to be surrendered and 750,000,000 million common shares equivalents due to each Series B Convertible Preferred share converting to common shares on a 1 for 1,000 basis. Thus, on a common share equivalent basis, the surrender equals 1,199,373,817 common shares, if all Preferred Series B were converted. As of December 31, 2019, the Company recorded share to be cancelled – common stock and preferred stock in total amount of $38,225,560.

During the three months ended March 31, 2020, the Company cancelled 448,873,817 shares of common stock for the termination of Bizright acquisition in total fair value of $21,552,088.

During the three months ended March 31, 2020, the Company cancelled 750,001 shares of series B preferred stock for the termination of Bizright acquisition in total fair value of $10,725,014.

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

22.	Commitments and contingencies

On February 23, 2018 the Company entered into lease agreement for a new office space as part of the plan to expand operation, the lease is set to commence Commencing March 1, 2018. The term of the lease is for a (5) Five Years with 1 month free on the 1st year of the term. The monthly rent on the 1st year will be $11,770 with a 3% increase for each subsequent year. Total commitment for the full term of the lease will be $737,367. After the adoption of ASC842, $455,590 of operating lease right-of-use asset and $465,826 of operating lease liabilities were not retroactively reflected to June 30, 2019 financial statements, and $388,332 of operating lease right-of-use asset and $401,579 of operating lease liabilities were reflected to March 31, 2020 financial statements. As of the date of this filing, this property became the headquarter of the company.

Nine Months Ended
March 31, 2020
Lease Cost
Operating lease cost (included in general and administration in the Company’s unaudited condensed statement of operations)	$112,482
Other Information
Cash paid for amounts included in the measurement of lease liabilities for the nine months ended March 31, 2020	$109,471
Remaining lease term – operating leases (in years)	2.92
Average discount rate – operating leases	10%
The supplemental balance sheet information related to leases for the periods are as follows:
Operating leases
Right-of-use assets	$388,332
Total operating lease assets	$388,332
Short-term operating lease liabilities	$113,675
Long-term operating lease liabilities	$287,904
Total operating lease liabilities	$401,579
Maturities of the Company’s lease liabilities are as follows:
Period ending June 30,	Operating
Lease
2020	$50,269
2021	151,344
2022	155,888
2023	105,984
Total lease payments	463,485
Less: Imputed interest/present value discount	(61,906)
Present value of lease liabilities	$401,579

Sugarmade, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2020

23.	Subsequent events

On April 8, 2020, the Company issued 11,609,907 shares of the Company’s common stock for cash in total amount of $25,000.

On April 13, 2020, the Company issued 41,846,732 shares of the Company’s common stock for a debt conversion in total principal amount of $55,000 with accrued interest of $2,748.49.

On April 14, 2020, the Company issued 22,206,951 shares of the Company’s common stock for a debt conversion in total principal amount of $30,000 with accrued interest of $1,703.01.

On April 15, 2020, the Company issued 2,126,500 shares of the Company’s series B preferred stock subject to a waiver agreement, described in below.

On April 17, 2020, the Company entered into a Series B Waiver Agreement (the “Waiver Agreement”) with its chief executive officer and corporate chairman of its board of directors, Jimmy Chan (“Chan”) relating to Chan’s ownership of One Million Five Hundred Thousand (1,500,000) of Series B Convertible Preferred Stock. Under the terms of the Waiver Agreement, Chan waives his rights (a) to the conversion rights granted to him in the Series B Convertible Preferred Stock and (b) the rights to proceeds in the event of any liquidation, dissolution or winding up as may be provided in the Certificate of Incorporation pertaining to said Series B Preferred Stock, if any. In the event that there is a merger or consolidation (other than one in which stockholder of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company, this event will be treated as a liquidation event. The Series B Convertible Preferred Stock continues to vote or have the right to vote, together with the Common Stock as if it were on an as-converted basis, and not as a separate class, subject to any adjustments for stock dividends, splits, combinations and similar events.

On April 17, 2020, the Company issued 45,689,101 shares of the Company’s common stock for a debt conversion in total principal amount of $60,000.

On April 20, 2020, the Company issued 14,285,714 shares of the Company’s common stock for cash in total amount of $30,000.

On April 24, 2020, the Company entered a convertible promissory note with an accredited investor for a total amount of $75,000. The note is due 360 days and bear an interest rate of 8%. The conversion price for the note is 38% discount to the average of the three lowest trading prices during the previous 10 trading days to the conversion date.

On April 29, 2020, the Company issued 47,875,470 shares of the Company’s common stock for a debt conversion in total principal amount of $60,000 with $3,196 accrued interest.

On April 29, 2020, the Company issued 24,373,340 shares of the Company’s common stock for a debt conversion in total principal amount of $ 31,598.

On May 4, 2020, the Company informs its shareholders and other interested parties relative to new purchase orders received for consumable sanitary supplies and non-medical grade protective gear. Sugarmade, via its CarryOutSupplies.com operation, has begun to receive a substantial number of large purchase orders from both private and public institutions and businesses and in many cases, has begun to deliver products to the ordering customers.

As of the close of business on May 1, 2020, these purchase orders totaled in excess of ten million US dollars ($10,000,000).  Considering the Company’s revenue of $4,367,644 and $4,439,324 for the recently completed fiscal years ending June 30, 2019, and June 30, 2018, respectively, the Company believes the receipt of these purchase orders is potentially a material event and thus, puts forth these disclosures pursuant to Regulation FD.

Executives at the Company have identified numerous sources to supply the products with several factories having available capacity to meet a substantial portion, if not all, of these orders.  These supply sources include factories in both Vietnam and Southern China. In many cases, executives at Sugarmade have long standing relationship with these factories and the principal operators. While the Company will work toward delivering on as many of these purchase orders as is possible, airfreight transportation resources between Asia and Los Angeles, and relative to other routes, is at a premium with demand generally exceeding supply.  As a result of the current transportation constraints, the Company may be limited in its ability to fully deliver on orders being received.

There are numerous others risks to fulfilling the orders received. These include, but are not limited to availability of financing, ability for contracted factory operations to produce the products, access to adequate logistical resource, customs clearance, ability for the ordering party to pay and risks related to transportation of finished goods to end customers.

PART III EXHIBITS

EXHIBIT INDEX

Date of File
2.1	Certificate of Incorporation dated June 20, 2007	3/14/2008
2.2	Amendment to Certificate of Incorporation dated January 14, 2008	3/14/2008
2.3	Certificate of Amendment to Articles of Incorporation, dated October 12, 2018	10/12/2018
2.4	Certificate of Correction of Designations, Powers, Preferences And Other Rights Of The Series A Convertible Preferred Stock.	8/20/2018
2.5	Amended and Restated By-Laws	3/14/2008
4.1	Form of Subscription Agreement	Herewith
11.1	Consent of L & L CPAs, PA	Herewith
Consent of Eilers Law Group, P.A. (Included in Exhibit 12.1)
12.1	Opinion of Counsel – Eilers Law Group, P.A.	Herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Monrovia, California on this 25th day of June 2020

Signature	Title	Date

/s/ Jimmy Chan Jimmy Chan	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive and Financial Officer)	June 25, 2020
/s/ Christopher H. Deiterich Christopher H. Deiterich	Director	June 25, 2020